EXECUTION COPY
Exhibit 2.1

PURCHASE AGREEMENT
by and among
COPPER 380T LLC;
FEI WOMEN’S HEALTH, LLC;
The Individuals
Listed on
the Signature Pages Hereto;
and
Duramed Pharmaceuticals, Inc.
Dated as of October 14, 2005

		Page
SECTION 2.20	Major Customers and Suppliers	22

SECTION 2.21	Indebtedness	23

SECTION 2.22	Affiliate Transactions	23

SECTION 2.23	Accounts Receivable	23

SECTION 2.24	Product Liability	23

SECTION 2.25	Inventory	24

SECTION 2.26	ENIC Fund	24

SECTION 2.27	Disclaimer of Warranties	24

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE
SELLERS

SECTION 3.1	Authority and Related Matters	24

SECTION 3.2	Unit Ownership	25

SECTION 3.3	Consents and Approvals; No Violations	25

SECTION 3. 4	Certain Fees	25

SECTION 3.5	Legal Proceedings	26

SECTION 3.6	Disclaimer of Warranties	26

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF THE
BUYER

SECTION 4.1	Corporate Organization and Authority	26

SECTION 4.2	Consents and Approvals; No Violations	26

SECTION 4.3	Legal Proceedings, etc.	27

SECTION 4.4	Certain Fees	28

SECTION 4.5	Acquisition of Units for Investment	28

SECTION 4.6	Financing	28

SECTION 4.7	Investigation by Buyer; Sellers’ Liability	28

SECTION 4.8	Truth of Sellers’ and Company Representations and Warranties	28

ARTICLE V

COVENANTS
SECTION 5.1	Conduct of the Business	29

iii

		Page
SECTION 10.14	Counterparts	59

SECTION 10.15	Waiver of Jury Trial	59

vi

Defined Terms

401(k) Plans	36
Adjusted Final Allocation	40
Adverse Consequences	50
Affected Employee	35
Affiliates	11
Aggregate EAR Amount	2
Aggregate UAR Amount	2
Agreement	1
Allocation Resolution Period	39
Appreciation Rights Agreements	2
Barr	1
Baseline Valuation	2
Business Day	54
Buyer	1
Buyer Breach	51
Buyer Disclosure Schedule	27
Buyer Indemnified Persons	49
California Claim	54
California Lease	54
Closing	3
Closing Date	3
Closing Statement	6
Closing Time	55
Closing Working Capital	7
COBRA	16
Code	14
Company	1
Company August 31 Balance Sheet	11
Company Board	8
Company Disclosure Schedule	8
Company Financial Statements	11
Company Group	40
Company Indemnitees	33
Company Intellectual Property	21
Company Plans	15
Company September 30 Balance Sheet	11
Confidential Information	55
Confidentiality Agreement	32
Consideration	38
Consolidated Company Accounting Principals	5
Contested Claim	54
Craig Capital	1
Current Assets	6
Current Liabilities	6
D&O Tail Policy	33

vii

EAR	2
EAR Holdback Amount	5
EGTRRA	16
Employee Agreements	36
Encumbrances	10
ENIC Fund Representation	24
Environmental Claim	16
Environmental Laws	16
Equity Securities	55
Equityholder	55
ERISA	15
ERISA Affiliate	15
Escrow Agent	55
Escrow Amount	55
Excluded Claims	55
Fair Value of a Phantom Unit	2
FDA	22
Final Allocation	39
Final Statement	6
Fundamental Representations	49
Fundamental Representations Indemnification Cap	50
FWH	1, 5
FWH Financial Statements	12
GAAP	5
Governmental Authority	10
GUST	16
Hazardous Materials	16
HSR Act	10
Indemnification Basket	50
Indemnification Cap	50
Indemnitee	55
Indemnitor	56
Independent Accounting Firm	6
Intercompany Indebtedness	56
Knowledge of the Company	58
Law	56
Leased Real Property	19
Leases	19
Lehman Brothers	23
License Agreements	21
Lien	56
Major Customers	23
Material Adverse Effect	56
Material Contracts	19
Notice of Claim	52
Order	56

viii

Ordinary Course of Business	56
Per Unit Amount	3
Permits	18
Permitted Encumbrances	19
Person	10
Population Council	33
Population Council Agreement	33
Pre-Closing Tax Period	37
Preliminary Allocation	39
Pro-Forma Consolidated Financial Statements	11
Public Announcement	35
Purchase Price Decrease	7
Purchase Price Increase	7
qualified plan	15
Release	17
Released Claim	42
Releasees	42
Releasors	42
Representatives	32
Restructuring	1
Restructuring Agreement	1
Section 1060 Forms	39
Seller Breach	49
Seller Indemnified Persons	51
Sellers Disclosure Schedule	2
Sellers’ Representatives	59
September Pro-Forma Consolidated Financial Statements	11
Straddle Period	37
Studier Employment Agreement	56
Studier Payment	56
Subsidiary	10
Supplemental Disclosure	41
Target Working Capital	5, 56
Tax	14
Tax Return	14
Third Party Acquisition	41
Third-Party Claim	52
Tinicum	1
Transfer Taxes	38
UAR	2
UAR Holdback Amount	5
Unit	9
Unit Appreciation Rights Agreements	2
Working Capital	6

ix

          PURCHASE AGREEMENT, dated as of October 14, 2005 (this “Agreement’’), by and among COPPER 380T LLC, a Delaware limited liability company (the “Company”), FEI Women’s Health, LLC, a Delaware limited liability company (“FWH”), Tinicum Capital Partners, L.P. (“Tinicum”). Tinicum Capital Partners Parallel Fund, L.P., Tinicum Capital Partners Executive Fund I, L.L.C., Craig Capital Corporation (“Craig Capital”), the Persons (as defined in Section 2.3 hereof) listed on the signature pages hereto (each of the parties designated as Sellers in the signature pages hereto a “Seller” and collectively the “Sellers”) and Duramed Pharmaceuticals, Inc., a Delaware corporation (“Buyer”) and Subsidiary of Barr Pharmaceuticals, Inc. (“Barr”).
WITNESSETH
          WHEREAS, prior to the Closing (as defined in Section 1.2 hereof), the Company will effect a restructuring (the “Restructuring”) that will result in FWH becoming a Subsidiary ( as defined in Section 2.3 hereof) of the Company; the Restructuring will be accomplished pursuant to the Agreement and Plan of Reorganization (the “Restructuring Agreement”) substantially in the form attached hereto as Exhibit A; unless otherwise indicated herein or the context otherwise requires, references in this Agreement to the Company’s Subsidiaries are intended to include FWH as if the Restructuring were effective as of the date hereof;
          WHEREAS, as a result of the Restructuring, all of the Units (as defined in Section 2.2 hereof) and UARs (as defined in Section 1.1(a) hereof) of FWH will convert into Units and UARs of the Company, all EARs (as defined in Section 1.1 (b) hereof) of FWH will be cancelled and all EARs of the Company will be adjusted, all as set forth in the Restructuring Agreement;
          WHEREAS, the Sellers own or hold all of the outstanding Units (as defined in Section 1.1 (c) hereof) of the Company;
          WHEREAS, all UARs (as defined in Section 1.1(a) hereof) and EARs (as defined in Section 1.1 (b) hereof) and any other Equity Securities of the Company (other than the Units) shall be settled by the Company immediately prior to the Closing; and
          WHEREAS, Buyer desires to acquire all of the outstanding Units from the Sellers, and the Sellers who hold any Units desire to sell such Units to the Buyer upon the terms and subject to the conditions set forth herein.
          NOW, THEREFORE, in consideration of the representations, warranties, covenants, agreements and conditions hereafter set forth, and intending to be legally bound hereby, the parties hereto agree as follows:
ARTICLE I
          SETTLEMENT OF UARS AND EARS; SALE OF UNITS; CLOSING
     SECTION 1.1 Settlement of UARs and EAR; Purchase and Sale of Units;.

          (a) Immediately prior to and conditioned upon the occurrence of the Closing, the Company shall cancel, or cause to be cancelled, each outstanding unit appreciation right (each a “UAR”) of the Company granted under the Unit Appreciation Rights Agreements between the Company and the holders of UARs (together, the “Unit Appreciation Rights Agreements”), whether or not the UAR is then vested or exercisable (it being understood that any outstanding UARs shall vest in full upon the Closing), for the right to receive from the Company at the Closing a dollar amount equal to the excess of the “Fair Value of a Phantom Unit” in respect of each UAR (as defined in the Unit Appreciation Rights Agreements) over the “Baseline Valuation” applicable to each UAR (as defined in the applicable Unit Appreciation Rights Agreement), less applicable withholding tax. Each holder of an UAR acknowledges and agrees that the Fair Value of a Phantom Unit shall equal the Per Unit Amount. The aggregate amount paid by the Company to the UAR holders at the Closing pursuant to this Section 1.1 (a) (including applicable withholding tax and together with the UAR Holdback Amount as defined in Section 1.2(d)(iii)) shall be referred to in this Agreement as the “Aggregate UAR Amount”. Each UAR holder and the number of UARs held by such holder upon completion of the Restructuring are set forth in Section l.l(a) of the Sellers Disclosure Schedule (the “Sellers Disclosure Schedule”).
          (b) Immediately prior to and condition on the occurrence of the Closing, the Company shall cancel, or cause to be cancelled, each outstanding equity appreciation right (each an “EAR”) of the Company granted under the Appreciation Rights Agreements between the Company and the holders of EARs (together, the “Appreciation Rights Agreements”), whether or not the EAR is then vested or exercisable (it being understood that any outstanding EARs shall vest in full upon the Closing) for the right to receive from the Company at the Closing a portion of the Aggregate EAR Amount (as defined below) as set forth in Section 1.1 (b) of the Sellers Disclosure Schedule, less applicable withholding tax. The aggregate amount paid by the Company at Closing pursuant to this Section 1.1 (b) (including applicable withholding tax and together with the EAR Holdback Amount (as defined in Section 1.2(d)(iii)) shall be referred to in this agreement as the “Aggregate EAR Amount”. Each EAR holder is set forth in Section 1.1 (b) of the Sellers Disclosure Schedule.
          (c) At Closing, Buyer agrees to purchase, acquire and accept from the Sellers (or from the Sellers’ Representatives (as defined in Section 10.6 hereof) acting on behalf of the Sellers) the Units at the Closing for an aggregate price equal to $281,500,000.00 (such amount, as adjusted prior to Closing pursuant to Section 1.3 hereof and as adjusted after Closing pursuant to Section 1.4 hereof, the “Purchase Price”), a portion of which shall be paid in accordance with Sections 1.1 (a) and 1.1 (b) to holders of UARs and EARs. At Closing, each Seller who holds any Units agrees to sell, convey, assign, transfer and deliver to the Buyer each Unit owned by such Seller, as set forth in Section 1.1 (c) of the Sellers Disclosure Schedule attached hereto (such Schedule showing Unit ownership upon completion of the Restructuring) in exchange for the right to receive from the Buyer the Per Unit Amount (as defined below), free and clear of all Encumbrances (as defined in Section 2.3 hereof). Each Seller who holds any Units shall be entitled to receive from Buyer the Per Unit Amount (as defined below) multiplied by the aggregate number of Units next to the name of each such Seller in Section 1.1 (c) of the Sellers Disclosure Schedule, and each such Seller shall be (i) entitled to receive from Buyer such Seller’s pro rata portion of any Purchase Price Increase (pursuant to Section 1.4(c) hereof) or (ii) required to pay to Buyer such Seller’s pro rata portion of any Purchase Price Decrease (pursuant to Section 1.4(c) hereof). The Sellers acknowledge and agree that the “Per Unit Amount” shall be calculated as set forth in Section 1.1 (c) of the Sellers Disclosure Schedule.
          (d) To the extent that Buyer has delivered all amounts provided for in this Agreement to the Sellers, Sellers’ Representatives and the Company, and to the extent that the Company has delivered all amounts provided for in this Agreement to the Sellers, Sellers’ Representatives, UAR and EAR holders each Equityholder hereby acknowledges and agrees that neither the Buyer, the Company nor any of their respective Affiliates (determined following the Closing) shall be liable for any payment to the Equityholders with respect to any Equity Securities of the Company or its Subsidiaries and that following the Closing the holders of EARs and UARs shall look solely to the Sellers’ Representatives for payment in respect of any EARs and UARs and shall have no claim against the Company, its Subsidiaries, the Buyer or any of their respective Affiliates therefore.
     SECTION 1.2 Closing.
          (a) The closing of the transactions contemplated by this Agreement (the “Closing”) shall take place at the offices of Skadden, Arps, Slate, Meagher & Flom LLP, 4 Times Square, New York, New York 10036 on the fifth business day following the satisfaction or waiver of the conditions set forth in Articles VI and VII hereof; or if the Sellers’ Representatives and Buyer mutually agree on a different date, the date upon which they have mutually agreed. The date on which the Closing occurs and the transactions contemplated hereby become effective is referred to herein as the “Closing Date.”
          (b) At the Closing, the Company shall deliver the following to the Buyer:
               (i) all documents required to be delivered by the Company on or prior to the Closing Date pursuant to this Agreement or otherwise required from the Company in connection herewith;
               (ii) the resignations of the members of the Company Board (as defined in Section 2.1(b) hereof) and the boards of directors of each of its Subsidiaries;
               (iii) the unit books, unit ledgers and minute books of the Company; provided that any of the foregoing items shall be deemed to have been delivered pursuant to this Section 1.2(b)(iii) if such item has been delivered to or is otherwise located at the Company or any offices of the Company or its Subsidiaries;

               (iv) good standing or equivalent certificates of the Company and each Subsidiary from its jurisdiction of formation and each state or province where each such entity is qualified to conduct business, dated within five (5) days prior to the Closing Date;
               (v) a copy of the resolutions of the board of directors of the Company and its Subsidiaries, as applicable, approving the transactions contemplated by this Agreement and the Restructuring as certified by an officer of the Company;
               (vi) a copy of the Company’s and each Subsidiary’s organizational documentation as certified by an officer of the Company;
               (vii) a certificate, executed by Sellers’ Representatives, on behalf of all Sellers, and an authorized officer of the Company and dated the Closing Date, certifying that the provisions of Section 6.1 (a) and (b) hereof have been satisfied; and
               (viii) An opinion by Skadden, Arps, Slate, Meagher & Flom LLP pursuant to Section 6.6 hereof in substantially the form attached hereto as Exhibit B.
(c) At the Closing, the Buyer shall, in the order specified:
               (i) deliver to each Seller who holds any Units the Per Unit Amount multiplied by the aggregate number of Units next to the name of each Seller in Section 1.1 (c) of the Sellers’ Disclosure Schedule by wire transfer of immediately available funds to the bank account designated by each Seller prior to the Closing;
               (ii) deliver to Escrow Agent the Escrow Amount by wire transfer of immediately available funds;
               (iii) deliver a certificate, executed by a duly authorized officer of the Buyer, certifying that the provisions of Sections 6.1 (a) and (b) of this Agreement have been satisfied;
               (iv) deliver all other documents required to be delivered by the Buyer on or prior to the Closing Date pursuant to this Agreement or otherwise required from Buyer in connection herewith; and
               (v) deliver to the Company the Aggregate UAR Amount and the Aggregate EAR Amount by wire transfer of immediately available funds to a bank account designated by the Company prior to the Closing.
               (vi) Deliver, from the Purchase Price, by wire transfer of immediately available funds the fee payment to such third parties (which shall include the fees to Lehman Brothers and the legal fees incurred by the Company in connection with the transactions contemplated by this Agreement and the sales process) as designated prior to Closing by Seller’s Representatives pursuant to Section 10.5 hereof.
          (d) At the Closing, the Sellers’ Representatives (on behalf of each Seller who holds any Units) shall deliver to Buyer unit certificates representing the Units that each Seller is selling to the Buyer and the associated stock transfer powers.
          (e) At the Closing, immediately following the steps set out in Section 1.2(c) and 1.2(d), the Company shall deliver:
               (i) to the UAR holders, as contemplated by Section 1.1 (a) hereof, the Aggregate UAR amount, less any UAR Holdback Amount and subject to applicable withholding tax, by wire transfer of immediately available funds to the bank accounts designated by the Sellers and Sellers’ Representatives prior to the Closing;
               (ii) to the EAR holders, as contemplated by Section 1.1 (b) hereof, the Aggregate EAR Amount, less any EAR Holdback Amount and subject to applicable withholding tax, by wire transfer of immediately available funds to the bank accounts designated by the Sellers and Sellers’ Representatives prior to the Closing; and
               (iii) in accordance with the terms of the Contribution Agreements (as defined in Section 5.10 hereof) to separate accounts designated by the Sellers and Sellers’ Representatives the UAR and EAR Amounts Holdback Amounts (each the “EAR Holdback Amount” and “UAR Holdback Amount”), as instructed by Sellers’ Representatives prior to the Closing;
SECTION 1.3 Pre-Closing Adjustment.
          (a) At least five business days prior to Closing, the Sellers’ Representatives shall deliver to Buyer a statement that sets forth a good faith estimate of the Working Capital (as defined in Section 1.4(a) hereof) of the Company as of the Closing Date (the “Estimated Working Capital”). The Estimated Working Capital shall be determined, on a consolidated basis, in accordance with generally accepted accounting principles (“GAAP”) and consistent with the Company’s and FEI Women’s Health, LLC’s (a Delaware limited liability company (“FWH”)) past practice used in calculating the components of Working Capital for the Company Financial Statements and the FWH Financial Statements, except that in calculating the Estimated Working Capital, all intercompany sales between FWH and the Company shall be eliminated (the “Consolidated Company Accounting Principles”). The Purchase Price (before giving effect to the adjustments pursuant to this Section 1.3 and Section 1.4 hereof) shall be increased by the positive amount by which the Estimated Working Capital exceeds negative five million eight hundred and eighty two thousand six hundred dollars

($(5,882,600.00)) (the “Target Working Capital”), or the Purchase Price (before giving effect to the adjustments pursuant to this Section 1.3 and Section 1.4 hereof) shall be decreased by the positive amount by which Target Working Capital exceeds the Estimated Working Capital. The Target Working Capital was determined using the same methodology for determining Working Capital, except that, for the purposes of Target Working Capital, Current Assets (as defined in Section 1.4(a) hereof) did not include cash and cash equivalents and the Current Liabilities did not include the then existing portion of indebtedness for borrowed money.
     SECTION 1.4 Post-Closing Adjustment.
          (a) Within 45 days following the Closing Date, the Sellers’ Representatives shall prepare in good faith and deliver to Buyer the statement (the “Closing Statement”) that sets forth as of the Closing Date the Working Capital of the Company and its Subsidiaries. The Working Capital shall be prepared in accordance with GAAP and consistent with the Consolidated Company Accounting Principals. Following the Closing, the Company and Buyer shall provide, upon reasonable notice, Sellers’ Representatives and its Representatives (as defined in Section 5.2(a) hereof) full access to the properties, books, records, work papers and personnel of the Company and shall cooperate fully with Sellers’ Representatives for purposes of preparing the Closing Statement. Buyer shall have 30 days after delivery to Buyer of the Closing Statement during which to notify Sellers’ Representatives of any dispute of any item contained in the Closing Statement, which notice shall set forth in reasonable detail the basis for such dispute and Buyer’s good faith calculation of Working Capital. If Buyer fails to notify the Sellers’ Representatives of any such dispute within such 30-day period, the Closing Statement shall be deemed to be the final statement (“Final Statement”). In the event that Buyer shall so notify the Sellers’ Representatives of any dispute, Buyer and the Sellers’ Representatives and their respective accountants shall cooperate in good faith to resolve such dispute as promptly as possible. “Working Capital” shall mean the sum of Current Assets less Current Liabilities “Current Assets” shall mean the current assets of the Company and its Subsidiaries as set forth on a balance sheet prepared in accordance with GAAP (including cash and cash equivalents) and consistent with the Consolidated Company Accounting Principles. “Current Liabilities” shall mean the current liabilities of the Company and its Subsidiaries as set forth on a balance sheet prepared in accordance with GAAP and consistent with the Consolidated Company Accounting Principles, excluding therefrom any liabilities associated with purchasing the D&O Tail Policy (as defined herein), procuring the Reviewed Financial Statements and the Audited Financial Statements as contemplated by Section 5.16 hereof, the legal fees incurred by the Company in connection with the transactions contemplated by this Agreement to the extent paid pursuant to Section 10.5 out of the Purchase Price, the fees payable to Lehman Brothers as contemplated by Sections 2.19 and 10.5 hereof to the extent paid pursuant to Section 10.5 out of the Purchase Price, and the Studier Payment. For the avoidance of doubt, the Population Council liabilities shall be accounted for in the same manner as by the Company in its calculation of the Target Working Capital.
          (b) If Buyer and the Sellers’ Representatives and their respective accountants are unable to resolve any dispute within 15 days of Buyer’s delivery of any notice of dispute provided pursuant to subsection (a) above, such dispute shall be resolved by KPMG LLP or another mutually agreed to nationally recognized accounting firm (the “Independent Accounting Firm”), which shall be retained to resolve any disputes between Buyer and Sellers’ Representatives over any items contained in the Closing Statement (or which shall be retained to resolve any disputes with respect to the Preliminary Allocation (as defined in Section 5.8(g) hereof)) and shall make its determination as promptly as practicable, and such determination shall be final and binding on the parties. The Independent Accounting Firm shall determine on the basis of the standard set forth in Section 1.3, whether and to what extent, if any, the Closing Statement requires adjustment; provided, however, that the amount of Working Capital as set forth on the Final Statement (the “Closing Working Capital”) must fall within the bounds of Sellers’ Representatives’ and Buyer’s calculations of the Working Capital as of the Closing Date. The Sellers shall collectively bear the percentage of the expenses relating to the engagement of the Independent Accounting Firm that equals the absolute value of the difference between the Sellers’ Representatives’ calculation of the Working Capital as of the Closing Date and the Closing Working Capital divided by the absolute value of the difference between the Sellers’ Representatives’ and Buyer’s calculation of the Working Capital as of the Closing Date. Each Seller shall severally and not jointly be responsible (except that Tinicum shall be jointly and severally responsible for the Persons on Schedule II-A hereto and Craig Capital shall be jointly and severally responsible for the Persons on Schedule II-B hereto) for its pro rata share of any expenses. Buyer shall bear the percentage of the expenses relating to the engagement of the Independent Accounting Firm that equals the absolute value of the difference between Buyer’s calculation of the Working Capital as of the Closing Date and the Closing Working Capital divided by the absolute value of the difference between the Sellers’ Representatives’ and Buyer’s calculation of the Working Capital as of the Closing Date. The Independent Accounting Firm shall be instructed to use every reasonable effort to perform its services within 15 business days of submission of the Closing Statement to it and, in any case, as soon as practicable after submission. The Closing Statement, as modified by resolution of any disputes by the Company and the Sellers’ Representatives or by the Independent Accounting Firm, shall be the Final Statement.
          (c)The Purchase Price (after giving effect only to the adjustment pursuant to Section 1.3 hereof) shall be increased by the positive amount by which the Closing Working Capital exceeds the Estimated Working Capital (the “Purchase Price Increase”), or the Purchase Price (after giving effect only to the adjustment pursuant to Section 1.3 hereof) shall be decreased by the positive amount by which the Estimated Working Capital exceeds the Closing Working Capital (the “Purchase Price Decrease”). To the extent there is a Purchase Price Increase, (x) the Escrow Agent shall deliver the Escrow Amount along with any interest thereon, to Sellers’ Representatives for distribution to the Sellers and UAR Holders and (y) Buyer shall, within ten business days after delivery of the Final Statement, make payment of the Purchase Price Increase, together with interest thereon from the Closing Date until the date of payment at a fixed rate equal to the prime rate per annum as quoted in the Wall Street Journal on the Closing Date, to Sellers’ Representatives for distribution to the Equityholders by wire transfer of immediately available funds to the bank account designated prior to the Closing by the Sellers’ Representatives. To the extent that there is a Purchase Price Decrease, the

Escrow Agent shall deliver within ten business days after delivery of the Final Statement, by wire transfer of immediately available funds to the bank account designated by Buyer prior to the Closing, the amount of the Purchase Price Decrease, together with the proportionate amount of interest thereon from the Closing Date until the date of payment earned in the Escrow Fund, and the Escrow Agent shall deliver any remaining balance of the Escrow Amount, together with any proportionate interest thereon, to Sellers’ Representatives for distribution to the Sellers and UAR Holders. Any funds delivered to Sellers’ Representatives hereunder shall be distributed by Sellers’ Representatives to all Sellers and UAR holders on a Fully Diluted pro-rata basis, after giving effect to any payments to the EAR holders.
          (d) Notwithstanding anything to the contrary herein, the Company shall make adequate provision for the payment of withholding, payroll and similar Taxes that arise as a result of the payment of any amounts in respect of UARs and EARs hereunder. Any amount so withheld shall be treated as if actually transferred to the relevant UAR holder or EAR holder.
ARTICLE II
REPRESENTATIONS AND WARRANTIES OF THE COMPANY
          Except as set forth under the section heading referring to a specific section of this Agreement in the disclosure schedule of the Company (the “Company Disclosure Schedule”), the Company and, for purposes of Article IX, the Sellers (severally but not jointly, except that Tinicum shall be jointly and severally liable for the Persons on Schedule II-A hereto and Craig Capital shall be jointly and severally liable for the Persons on Schedule II-B hereto) represent and warrant to Buyer as follows:
     SECTION 2.1 Corporate Organization and Authority.
          (a) Each of the Company and its Subsidiaries is duly organized, validly existing and in good standing under the laws of the jurisdiction of its formation, and has all requisite corporate power and authority to lease and operate the properties leased and operated by it and to carry on the operations of its business as now being conducted by it. Each of the Company and its Subsidiaries is duly qualified to do business and is in good standing in each jurisdiction in which the property leased or operated by it with respect to its business is located or in each jurisdiction in which the nature of the business conducted by it makes such qualification necessary, except in such jurisdictions where the failure to be so duly qualified or in good standing would not have a Material Adverse Effect (as defined in Section 10.1 hereof).
          (b) The Company has the requisite corporate power and authority to execute and deliver this Agreement and to perform its obligations hereunder. The execution and delivery of this Agreement and the performance of its obligations hereunder have been duly and validly authorized by the Board of Directors of the Company (the “Company Board”) and no other corporate proceedings on the part of the Company are necessary to authorize the execution, delivery and performance of this

Agreement. This Agreement has been duly executed and delivered by the Company and constitutes, assuming due authorization, execution and delivery of this Agreement by Buyer, FWH and the Sellers, a valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except that such enforcement may be subject to or limited by (i) the effect of bankruptcy, insolvency, reorganization, moratorium and similar laws relating to or affecting the rights of creditors generally and (ii)the effect of general principles of equity (regardless of whether enforceability is considered in a proceeding at law or in equity).
     SECTION 2.2 Capitalization.
          (a) The entire authorized membership interests of the Company consist of 6,345,970 Class A Common Interests represented by 6,345,970 Class A Units and 907,897 Class B Common Interests represented by 907,897 Class B Units of the Company (each unit of the Company, or FWH, a “Unit”). As of the date of this Agreement, there were 6,345,970 Class A Units of the Company issued and outstanding and 907,897 Class B Units of the Company issued and outstanding. As of the date hereof, the authorized membership interests of FWH consist of 7,450,462.36 Class A Common Interests represented by 7,450, 462.36 Class A Units and 823,529 Class B Common Interests represented by 823,529 Class B Units. As of the date of this Agreement, there were 7,450,462.36 Class A Units of FWH and 823,529 Class B Units of FWH issued and outstanding). All outstanding Units have been duly authorized and validly issued and are fully paid and nonassessable. As of the Closing the Company will directly own all of the Units of FWH as a result of the Restructuring and the entire authorized membership interests of the Company will consist of 13,796,432.36 Class A Common Interests represented by 13,796,432.36 Class A Units and 1,731,426 Class B Common Interests represented by 1,731,426 Class B Units of the Company.
          (b) Except as set forth in this Section 2.2 and Section 2.2 of the Company Disclosure Schedule (such Schedule to reflect all EARs, UARs and other equity obligations as if the Restructuring had occurred as of the date hereof), there are no outstanding (i) Equity Securities of the Company or FWH; (ii) obligations of the Company or FWH to issue, any Equity Securities of the Company or FWH. Except as set forth in this Section 2.2 and Section 2.2 of the Company Disclosure Schedule, there are no outstanding obligations of the Company or FWH to issue, sell, repurchase, redeem or otherwise acquire any Equity Securities of the Company or FWH. Except as set forth in Section 2.2 of the Company Disclosure Schedule, there are no voting trusts or proxies or other voting arrangements with respect to the Company’s or FWH’s Equity Securities. Prior to the Closing, and as set forth in the Restructuring Agreement, each EAR of FWH will be cancelled, each EAR of the Company will be adjusted as contemplated by the Restructuring Agreement, and each UAR of FWH will convert into a UAR of the Company.
     SECTION 2.3 Subsidiaries. Section 2.3 of the Company Disclosure Schedule contains a true and complete list of all Subsidiaries of the Company; (i) their names and jurisdictions of incorporation, (ii) the number of authorized shares for each class of ownership units, (iii) the number of issued and outstanding shares of each class of ownership units, the names of the holders thereof, and the number of shares held by each such holder, and (iv) the number of shares of ownership units held in treasury. All of the Equity Securities of each of the Company’s Subsidiaries have been validly issued and are fully paid and nonassessable and are owned by the Company, or will be owned by the Company as of the Closing, free and clear of all Encumbrances. There are no voting trusts, proxies, or other agreements or understandings with respect to the voting of any Equity Securities of any Subsidiary of the Company. Neither the Company nor any of its Subsidiaries controls directly or indirectly or has any direct or indirect equity participation in any corporation, partnership, trust, or other business association that is not a Subsidiary of the Company. Except for the Subsidiaries set forth in Section 2.3 of the Company Disclosure Schedule, neither the Company nor any of its Subsidiaries owns or has any right to acquire, directly or indirectly, any outstanding Equity Securities in any Person. For purposes of this Agreement “Encumbrances” shall mean any Lien, Tax, pledge, warrant, purchase or other right, contract, commitment, equity, claim, demand or restriction on transfer of any nature whatsoever. For purposes of this Agreement, “Subsidiary” means with respect to any Person, any corporation, limited liability company or other legal entity of which such Person owns, directly or indirectly, more than 50% of the outstanding Equity Securities, the holders of which are entitled to vote for the election of the board of directors or other governing body of such corporation, limited liability company or other legal entity. For purposes of this Agreement, “Person” means an individual, a corporation, a partnership, a limited liability company, an association, a joint-stock company, a trust, any unincorporated organization, a government or political subdivision thereof or any other entity.
     SECTION 2.4 Consents and Approvals; No Violations.
          (a) Except as set forth in Section 2.4(a) of the Company Disclosure Schedule, neither the execution and delivery of this Agreement nor the performance by the Company of its obligations hereunder will (i) conflict with or result in any breach of any provision of the certificates of formation or limited liability company operating agreements (or similar organizational documents) of the Company or any of its Subsidiaries; (ii) result in a material violation or breach of, or default (or give rise to any right of termination, cancellation, modification or acceleration), conflict with or result in the creation of any Encumbrance under any of the terms, conditions or provisions of any note, mortgage, letter of credit, other evidence of Indebtedness, guarantee, license, lease, contract or agreement or similar instrument or obligation to which the Company or any of its Subsidiaries is a party or by which they or any of their assets, whether tangible or intangible, may be bound; or (iii) materially violate any order, injunction, decree, statute, rule or regulation of any governmental agency or authority or court to which the Company or any of its Subsidiaries is subject.
          (b) Except as would not be material to the Company, and except as set forth in Section 2.4(b) of the Company Disclosure Schedule, no filing or registration with, notification to, or authorization, consent or approval of, any local, state, federal or foreign court, legislative, executive, governmental or regulatory authority or agency (each, a “Governmental Authority”) is required in connection with the execution and delivery of this Agreement by the Company or the performance by the Company of its obligations hereunder, except (i) compliance with any applicable requirements of the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”), or any other competition or antitrust law in relevant jurisdictions; and (ii) those that become applicable as a result of the matters specifically related to Buyer or its affiliates (as such term is defined in Rule 12b-2 of the Securities Exchange Act of 1934, as amended) (“Affiliates”).
     SECTION 2.5 Financial Statements.
          (a) The Company has delivered to Buyer a true and complete copy of the pro-forma unaudited consolidated balance sheet (including FWH) of the Company as of August 31, 2005 (the “Company August 31 Balance Sheet”), and the pro-forma unaudited consolidated (including FWH) statement of income and cash flows of the Company (including FWH) for the eight-month period then ended (the “Pro-Forma Consolidated Financial Statements”). The Pro-Forma Consolidated Financial Statements were prepared in accordance with GAAP, consistently applied, are consistent with the books and records of the Company and the Subsidiaries (which books and records are correct and complete in all material respects), and fairly present, in all material respects, the pro-forma financial condition of the Company and its Subsidiaries (including FWH) as of August 31, 2005 and the pro-forma results of operations and cash flows of the Company and its Subsidiaries (including FWH) for the period then ended (subject, to normal, recurring and year-end audit adjustments and the exclusion of certain footnotes thereto). As promptly as practical after the date hereof, the Company will furnish a true and complete copy of the pro-forma unaudited consolidated balance sheet (including FWH) of the Company as of September 30, 2005 (the “Company September 30 Balance Sheet”) and the pro-forma unaudited consolidated (including FWH) statement of income and cash flows of the Company (including FWH) for the nine-month period then ended (the “September Pro-Forma Consolidated Financial Statements”). The Company September 30 Balance Sheet and September Pro-Forma Consolidated Financial Statements shall be prepared in accordance with GAAP, consistently applied, are consistent with the books and records of the Company and the Subsidiaries (which books and records are correct and complete in all material respects), and fairly present, in all material respects, the pro-forma financial condition of the Company and its Subsidiaries (including FWH) as of September 30, 2005 and the pro-forma results of operations and cash flows of the Company and its Subsidiaries (including FWH) for the period then ended (subject, to normal, recurring and year-end audit adjustments and the exclusion of certain footnotes thereto).
          (b) The Company has delivered to Buyer a true and complete copy of the audited consolidated balance sheets of the Company as of December 31, 2004 and December 31, 2003 and the audited consolidated statements of income and cash flows of the Company for the fiscal years ended December 31, 2004 and December 31, 2003 (including, in each case, any notes thereto) (collectively, the “Company Financial Statements”). The Company Financial Statements were prepared in accordance with GAAP, applied on a consistent basis, are consistent with the books and records of the Company and the Subsidiaries (which books and records are correct and complete in all material respects), and fairly present, in all material respects, the financial condition of the Company and its Subsidiaries (other than FWH) as of the dates thereof and the results of operations and cash flows of the Company and its Subsidiaries (other than FWH) for the periods then ended.
          (c) FWH has delivered to Buyer a true and complete copy of the audited balance sheets of FWH as of December 31, 2004 and December 31, 2003 and the audited statements of income and cash flows of FWH for the fiscal years ended December 31, 2004 and December 31, 2003 (including, in each case, any notes thereto) (collectively, the “FWH Financial Statements”). The FWH Financial Statements were prepared in accordance with GAAP, applied on a consistent basis, are consistent with the books and records of FWH (which books and records are correct and complete in all material respects), and fairly present, in all material respects, the financial condition of FWH as of the dates thereof and the results of operations and cash flows of FWH for the periods then ended.
     SECTION 2.6 Absence of Material Adverse Changes, etc.
          (a) Except as set forth in Section 2.6 (a) of the Company Disclosure Schedule or as otherwise contemplated by this Agreement or pursuant to the Restructuring Agreement (including the fees incurred by the Company in connection with the transactions contemplated hereby), since December 31, 2004, there has not been any event, change, occurrence or circumstance that has had, or could reasonably be expected to have, a Material Adverse Effect.
          (b) Except as set forth in Section 2.6 (b) of the Company Disclosure Schedule or as otherwise contemplated by this Agreement and the transactions contemplated hereby, since August 31, 2005 (i) neither the Company nor any of its Subsidiaries has taken any action or failed to take any action that if taken or failed to be taken after the date hereof would be, or could reasonably be expected to result in an event that would be, in violation of Section 5.1 of this Agreement and (ii) neither the Company nor any of its Subsidiaries has experienced any damage, destruction, or loss (whether or not covered by insurance) to its property. Except as set forth in Section 2.6 (b) of the Company Disclosure Schedule or as otherwise contemplated by this Agreement and the transactions contemplated hereby, since December 31, 2004, neither the Company nor any of its Subsidiaries have taken any action or failed to take any action that if taken or failed to be taken after the date hereof would be, or could reasonably be expected to result in an event that would be, in violation of Sections 5.1 (a), (b), (c), (d), (e), (f), (i), (j), (m),(n), or (r) of this Agreement.
     SECTION 2.7 No Undisclosed Liabilities. Except as, and to the extent, set forth in or contemplated by this Agreement or pursuant to the Restructuring Agreement (including the fees incurred by the Company in connection with the transactions contemplated hereby), the Company Disclosure Schedule, the Company August 31 Balance Sheet and FWH August 31, 2005 Balance Sheet, neither the Company nor any of its Subsidiaries had, at August 31, 2005, any material liabilities (whether accrued, absolute, contingent, known or unknown), and neither the Company nor any of its

Subsidiaries has, since August 31, 2005, incurred any material liability (whether accrued, absolute, contingent, known or unknown) other than in the Ordinary Course of Business.
     SECTION 2.8 Taxes.
          (a) Except as set forth in Section 2.8 of the Company Disclosure Schedule:
               (i) the Company and its Subsidiaries have filed all Tax Returns (as defined below) required to be filed (taking into account extensions), and all such Tax Returns are true, correct and complete;
               (ii) the Company and its Subsidiaries have paid all Taxes (as defined below) owed by any of them (whether or not shown to be due on such Tax Returns);
               (iii) no deficiencies for any Tax have been proposed, asserted or assessed in writing by any taxing authority against the Company or any of its Subsidiaries, none of the Tax Returns of the Company or any of its Subsidiaries currently is being audited, nor has the Company or any of its Subsidiaries received written notice from any taxing authority of any intention to open an audit;
               (iv) neither the Company nor any of its Subsidiaries is a party to any Tax allocation, Tax sharing or other similar agreement;
               (v) there are no agreements to extend the period of assessment or collection of Taxes of the Company or any of its Subsidiaries;
               (vi) there are no liens for Taxes on any asset of the Company or any of its Subsidiaries other than Permitted Encumbrances (as defined in Section 2.14(a) hereof);
               (vii) Since November 15, 2002, the Company has, and since January 3, 2003, FWH has, properly been classified as a partnership within the meaning of Treasury Regulation Section 301.7701-3 for all applicable Tax purposes;
               (viii) each of the Company and its Subsidiaries has withheld and paid all Taxes required to have been withheld and paid in connection with any amounts paid or owing to any employee, independent contractor, creditor, stockholder or other third party, and all Internal Revenue Service Forms W-2 and 1099 required with respect thereto have been properly completed and timely filed;

               (ix) neither the Company nor any of its Subsidiaries is currently the beneficiary of any extension of time within which to file any Tax Return;
               (x) neither the Company nor any of its Subsidiaries (nor, to the Knowledge of the Company, any predecessor thereof) has been a member of an affiliated group filing a consolidated federal income Tax Return (other than Tax Returns which include only the Company and any of its Subsidiaries), and neither the Company nor any of its Subsidiaries has any liability for the Taxes of any other Person under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or non-United States tax law, as a transferee or successor, by contract or otherwise);
               (xi) neither the Company nor any of its Subsidiaries is party to any agreement, contract, arrangement or plan that has resulted or could result, separately or in the aggregate, in any “excess parachute payment” within the meaning of Code Section 280G (or any corresponding provision of state, local or non-United States Tax law);
               (xii) neither the Company nor any of its Subsidiaries has engaged in any “listed transaction” or any “reportable transaction” that has as its principal purpose the avoidance of tax, as defined in the Treasury Regulations promulgated under Sections 6011 and 6012 of the Code; and
               (xiii) the unpaid Taxes of the Company and its Subsidiaries, being current Taxes not yet due and payable, (A) did not, as of the date of the Company August 31 Balance Sheet, exceed the reserve for Taxes (rather than any reserve for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the face of the Company August 31 Balance Sheet (rather than any notes thereto) and (B) will not exceed that reserve as adjusted for the passage of time through the Closing Date in accordance with the past custom and practice of the Company and its Subsidiaries in filing their Tax Returns.
          (b) For purposes of this Agreement, (i) “Code” means the Internal Revenue Code of 1986, as amended; (ii) “Tax” means all United States federal, state or local or non-United States taxes, assessments, charges, duties, levies or other similar governmental charges of any nature, including all income, franchise, profits, capital gains, capital stock, transfer, sales, use, occupation, property, excise, severance, windfall profits, stamp, stamp duty reserve, license, payroll, withholding, ad valorem, value added, alternative minimum, environmental, customs, social security (or similar), unemployment, sick pay, disability, registration and other taxes, assessments, charges, duties, fees, levies or other similar governmental charges of any kind whatsoever, whether disputed or not, together with all estimated taxes, deficiency assessments, additions to tax, penalties and interest; and (iii) “Tax Return” means any report, return, statement, claim for refund, information return or other written information supplied to a taxing authority in connection with Taxes, including any amendment thereof or attachment or schedule thereto.
     SECTION 2.9 Employee Benefit Plans.
          (a) Section 2.9(a) of the Company Disclosure Schedule contains a complete and correct list of each deferred compensation and each bonus or other incentive compensation, option, equity appreciation right and other equity compensation plan, program or arrangement; each severance, medical, surgical, hospitalization, life insurance and other “welfare” plan, fund or program (within the meaning of Section 3(1) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”)); each profit- sharing, 401(k) savings or other “pension” plan, fund or program (within the meaning of Section 3(2) of ERISA); each employment, retention or severance agreement; and each other benefit plan, program, policy, arrangement or agreement, in each case, that is sponsored, maintained or contributed to or required to be contributed to by the Company or any of its Subsidiaries or by any corporation, trade or business, whether or not incorporated (an “ERISA Affiliate”), that together with the Company or any of its Subsidiaries would be deemed a “single employer” within the meaning of Section 4001(b) of ERISA or Section 414 of the Code, or with respect to which the Company or any of its Subsidiaries has any current or potential liability (the “Company Plans”). Accurate and complete copies of all Company Plans and the most recent summary plan description and Internal Revenue Service determination letter, if any, have been made available to Buyer.
          (b) Except as set forth in Section 2.9(b) of the Company Disclosure Schedule: (i) all contributions, distributions and premium payments required to be made with respect to each Company Plan on or prior to the Closing Date have been timely made or have been accurately reflected on Company Financial Statements; (ii) each Company Plan has been maintained, funded and operated in all material respects in accordance with its terms and the requirements of applicable Law; (iii) the Company and its Subsidiaries have not incurred any direct or indirect liability under, arising out of or by operation of Title IV of ERISA, in connection with the termination of, or withdrawal from, any Company Plan or other retirement plan or arrangement that the Company, any Subsidiary of the Company or any ERISA Affiliate maintains or ever has maintained or to which any of them contributes, ever has contributed, or ever has been required to contribute, and no fact or event exists that could reasonably be expected to give rise to any such liability; (iv) none of the Company or any Subsidiary of the Company or any Company Plan or any trustee or administrator thereof has engaged in a transaction in connection with which the Company or any Subsidiary of the Company, any Company Plan, or any trustee or administrator thereof, could be subject to either a civil penalty assessed pursuant to Section 409 or 502(i) of ERISA or a tax imposed pursuant to Section 4975 or 4976 of the Code; and (v) no material action, audit, suit, proceeding, hearing, or investigation with respect to any Company Plan (other than routine claims for benefits) is pending or threatened and, to the Knowledge of the Company, there is no basis for any such action, audit, suit, proceeding, hearing or investigation.

          (c) No Company Plan is subject to Title IV of ERISA or Section 302 of ERISA. None of the Company or any Subsidiary of the Company or any ERISA Affiliate has ever contributed to or been required to contribute to a “multiemployer pension plan,” as defined in Section 3(37) of ERISA.
          (d) Each Company Plan that is intended to meet the requirements of a “qualified plan” under Section 401 (a) of the Code has received a determination from the Internal Revenue Service that such Company Plan is so qualified, and there are no facts or circumstances that could adversely affect the qualification of any Company Plan. [All such Company Plans have been timely amended for the requirements of the legislation commonly known as “GUST” and “EGTRRA” and have been submitted to the Internal Revenue Service for a favorable determination letter on the GUST requirements within the remedial amendment period prescribed by GUST.
          (e) Neither the Company nor any of its Subsidiaries maintains, contributes to or has an obligation to contribute to, or has any obligation or liability with respect to, the provision of any health or life insurance or other welfare-type benefits for current or future retired or terminated directors, officers, employees or contractors (or any spouse or other dependent thereof) other than (i) coverage in accordance with Part 6 of Subtitle B of Title I of ERISA, Section 4980B of the Code or any similar state law (“COBRA”) or (ii) benefits the full costs of which are borne by the current or former employee. The Company, its Subsidiaries and each ERISA Affiliate have complied in all material respects with the requirements of COBRA.
          (f) The Company and its Subsidiaries have, for purposes of each Company Plan, correctly classified those individuals performing services for the Company and its Subsidiaries as common law employees, leased employees, independent contractors or agents.
     SECTION 2.10 Environmental Matters.
          (a) (i) “Environmental Claim” means any claim, action, cause of action, investigation or written notice by any Person alleging potential liability arising out of, based on or resulting from (a) the presence or Release (as defined below) of, or exposure to, any Hazardous Materials (as defined below) noise or odor or (b) any violation or alleged violation of any Environmental Law (as defined below).
               (ii) “Environmental Laws” means all federal, state, local and foreign laws and regulations, all common law and all other provisions having the force or effect of law relating to pollution or protection of the environment, including, without limitation, those relating to Releases or threatened Releases of Hazardous Materials noise or odor or otherwise relating to the use, treatment, storage, transport exposure to or handling of Hazardous Materials.
               (iii) “Hazardous Materials” means any substance or material that is a “hazardous substance” under the federal Comprehensive

Environmental Response, Compensation and Liability Act of 1980, as amended, a “hazardous waste” under the federal Resource Conservation and Recovery Act, a “pollutant” or “toxic pollutant” under the federal Clean Water Act, a chemical substance subject to regulation under the federal Toxic Substances Control Act, a “pesticide” under the Federal Insecticide, Fungicide and Rodenticide Act, or substances defined as Hazardous Substances, Oils, Pollutants or Contaminants in the National Oil and Hazardous Substances Pollution Contingency Plan, 40 C.F.R. § 300.5.
          (iv) “Release” means any release, spill, emission, discharge, leaking, pumping, pouring, dumping, injection, deposit, disposal, dispersal, leaching or migration of Hazardous Materials, noise or odor into the environment (including, without limitation, ambient air, surface water, groundwater and surface or subsurface strata).
          (b)  (i) Except as set forth in Section 2.10(b)(i) of the Company Disclosure Schedule, to the Knowledge of the Company the Company and its Subsidiaries are in compliance in all material respects with all applicable Environmental Laws (which compliance includes, but is not limited to, the possession by the Company and its Subsidiaries of all permits and other governmental authorizations required under applicable Environmental Laws, which are in full force and effect, and compliance with the terms and conditions thereof). As of the date of this Agreement, the Company and its Subsidiaries (other than FWH) have not received since October 30, 2000, and FWH has not received since January 3, 2003, any written communication, whether from a governmental authority, citizens’ group, employee or otherwise, alleging that the Company and its Subsidiaries are not in such compliance with Environmental Laws or may be liable under Environmental Laws for injury or damages to persons, property or the environment or for costs of investigation or cleanup of Hazardous Materials.
          (ii) Except as set forth in Section 2.10(b)(ii) of the Company Disclosure Schedule, there is no material Environmental Claim pending or to the Knowledge of the Company, threatened against the Company and its Subsidiaries or against any Person whose liability for any Environmental Claim the Company and its Subsidiaries has or may have retained or assumed either contractually or by operation of law.
          (iii) There have been no Releases of Hazardous Materials, noise or odor at any of the Leased Real Property, or to the Knowledge of the Company at any third party location to which the Company sent, or caused to be sent, Hazardous Materials or to the Knowledge of the Company at any other location that would be material to the Company.
          (c) Notwithstanding any other provision of this Agreement, the representations and warranties made in this Section 2.10 are the sole and exclusive representations made in this Agreement by the Sellers, the Company and its Subsidiaries with respect to environmental matters.
     SECTION 2.11 Legal Proceedings, etc. Except as set forth in Section 2.11 of the Company Disclosure Schedule, there are no suits, grievances, actions, claims, proceedings or investigations pending, or, to the Knowledge of the Company, threatened against or involving the Company or any of its Subsidiaries (or any holders of its Equity Securities, officers or directors of the Company or any of its Subsidiaries in connection with the business or affairs of the Company or any of its Subsidiaries). None of the items set forth in Section 2.11 of the Company Disclosure Schedule, if adversely determined, would have a Material Adverse Effect. Except as set forth in Section 2.11 of the Company Disclosure Schedule, the Company, its Subsidiaries and their assets are not subject to any material judgments, decrees, injunctions, or orders of any (i) United States court or (ii) any other court.
     SECTION 2.12 Compliance with Applicable Law. Except as set forth in Section 2.12 of the Company Disclosure Schedule, each of the Company and its Subsidiaries is in material compliance with all applicable Laws and Orders of any federal, state, local or foreign governmental authority applicable to its business and operations. Except as set forth in Section 2.12 of the Company Disclosure Schedule, as of the date hereof, to the Knowledge of the Company there are no Laws or Orders or pending or proposed legislation that would adversely affect the business of the Company or its Subsidiaries in any geographic area. All material governmental approvals, permits, licenses and other governmental authorizations (collectively, “Permits”) required to conduct the business of the Company and its Subsidiaries are in the possession of the Company or any of its Subsidiaries, are in full force and effect and are being materially complied with.
     SECTION 2.13 Certain Contracts and Arrangements. Section 2.13 of the Company Disclosure Schedule sets forth all written and oral (a) Leases (as defined in Section 2.14(a) hereof), Company Plans, and collective bargaining agreements, (b) personal property leases involving annual payments in excess of $100,000, (c) guarantees, (d) leases or agreements under which the Company or any of its Subsidiaries is lessor of or permits any third party to hold or operate any property, real, personal or intangible, owned or controlled by the Company or any of its Subsidiaries, (e) contracts or group of related contracts with the same party for the purchase or sale of supplies, products or other personal property or for the furnishing or receipt of services which will extend over a period of more than one year, or involves a sum in excess of $250,000 annually (excluding any purchase orders or tooling orders), (f) agreements concerning any partnership or joint venture, (g) agreements with any of the Sellers or their Affiliates, (h) profit sharing, security option, security purchase, security appreciation, deferred compensation, severance or other plan or arrangement for the benefit of the Company’s or its Subsidiaries’ current or former directors, officers or employees, (i) agreements for the employment of an individual on a full-time, part-time, consulting, or other basis or providing severance benefits in excess of $10,000, (j) agreements under which the Company or any of its Subsidiaries has advanced or loaned any amount to any Person, (k) agreements under which the consequences of a default or termination would likely have a

Material Adverse Effect, (1) settlements, conciliations or similar agreements, the performance of which will involve payment of a material amount after the Closing Date, (m) contracts which prohibit the Company or its Subsidiaries from freely engaging in business anywhere in the world and (n) any other agreements (or group of related agreements) the performance of which involves consideration in excess of $250,000 (collectively, the “Material Contracts”) to which the Company or any Subsidiary of the Company is a party. Except as set forth in Section 2.13 of the Company Disclosure Schedule, neither the Company nor any of its Subsidiaries, or, to the Knowledge of the Company, any other party thereto, is in material breach of, or default under, any of the Material Contracts or License Agreements in any material respect, or under any other group of agreements that individually or in the aggregate involves payments in excess of $250,000 annually and no event has occurred that with notice or passage of time or both would constitute such a material breach or default thereunder by the Company or any of its Subsidiaries, or, to the Knowledge of the Company, any other party thereto. The Company has delivered or made available copies of or summaries of oral arrangements the Material Contracts and License Agreements to Buyer.
SECTION 2.14 Leased Real Property.
          (a) For purposes of this Agreement, “Permitted Encumbrances” means (i) mechanics’, carriers’, workers’, repairers’, materialmen’s, warehousemen’s, landlord’s and other similar Encumbrances arising or incurred in the Ordinary Course of Business for amounts which are not due and payable and which would not, individually or in the aggregate, have a Material Adverse Effect on the property to which such Encumbrances relate; (ii) Encumbrances arising or resulting from any action taken by Buyer; (iii) Encumbrances for current Taxes, assessments and other governmental charges not yet due and payable or that may subsequently by paid without penalty; (iv) Encumbrances for current Taxes, assessments and other governmental charges that have become due and payable that are being contested in good faith by appropriate proceedings for which appropriate reserves in accordance with GAAP have been established; (v) Encumbrances which would appear on an accurate survey of Leased Real Property; (vi) any other covenants, conditions, restrictions, reservations, rights, claims, rights-of-ways, easements and other similar matters of record affecting title, which do not or would not individually or in the aggregate materially adversely affect the value or current use of any of the Leased Real Property; (vii) zoning, building, land use, and other similar restrictions imposed by law, statute, rule, regulation, ordinance, order or process promulgated by any Governmental Authority; (viii) matters of public record; (ix) the terms of the Leases (as defined below) and liens of the lessor under the Leases for sums not yet due and payable; and (x) matters set forth in Section 2.14(a) of the Company Disclosure Schedule. “Leases” means the real property leases, subleases, licenses and use or occupancy agreements pursuant to which the Company or any of its Subsidiaries is the lessee, sublessee, licensee, user or occupant of real property, or interests therein. The Leased Real Property comprises all real property necessary for the conduct of, or otherwise material to, the business of the Company or any of its Subsidiaries as it is currently conducted. “Leased Real Property” means all interests in real property leased, subleased, licensed, used or occupied by the Company or any of its Subsidiaries pursuant to the Leases. Neither the Company nor any of its Subsidiaries owns any real property.

          (b) Section 2.14(b) of the Company Disclosure Schedule sets forth a complete and correct list of all Leased Real Property setting forth information sufficient to identify specifically such Leased Real Property and a true and complete list of all Leases for each such Leased Real Property. Each Lease grants the Company and its Subsidiaries the right to use and occupy the applicable Leased Real Property in accordance with the terms thereof, subject to Permitted Encumbrances. The Company and its Subsidiaries have valid leasehold estates or other similar interests in the Leased Real Property created under its respective Leases, which leasehold estates are free and clear of any Encumbrances other than Permitted Encumbrances. Except as set forth in Section 2.14(b) of the Company Disclosure Schedule, with respect to each of the Leases: (i) the Company’s or Subsidiary’s possession and quiet enjoyment of the Leased Real Property under such Lease has not been disturbed, and to the Company’s knowledge, there are no disputes with respect to such Lease other than disputes which would not be expected to have a Material Adverse Effect; (ii) no security deposit or portion thereof deposited with respect such Lease has been applied in respect of a breach or default under such Lease which has not been redeposited in full; (iii) neither the Company nor Subsidiary owes, or will owe in the future, any brokerage commissions or finder’s fees with respect to such Lease; (iv) the other party to such Lease is not an Affiliate of, and otherwise does not have any economic interest in, the Company or any Subsidiary; (v) the Company or Subsidiary has not subleased, licensed or otherwise granted any Person the right to use or occupy such Leased Real Property or any portion thereof; and (vi) the Company or Subsidiary has not collaterally assigned or granted any other security interest in such Lease or any interest therein.
          SECTION 2.15 Labor Matters. Except as set forth in Section 2.15 of the Company Disclosure Schedule, (i) the Company and its Subsidiaries are not a party to or bound by any collective bargaining agreement or other labor union contract applicable to persons employed by the Company or its Subsidiaries, nor does the Company know of any activities or proceedings on behalf of or by any labor union to organize any such employees; (ii) there are no unfair labor practice charges or complaints, or any current union representation questions, involving employees or former employees of the Company or its Subsidiaries pending against the Company or its Subsidiaries before the National Labor Relations Board or similar foreign entity; and (iii) there is no labor strike, lockout, organized slowdown or organized work stoppage in effect or, to the Knowledge of the Company, threatened against the Company or any of its Subsidiaries.
          SECTION 2.16 Insurance. Section 2.16 of the Company Disclosure Schedule sets forth all insurance policies with respect to the property, assets, operation and business of the Company and its Subsidiaries. All such insurance policies are in full force and effect, all premiums currently owed thereon have been paid, and the Company and the Subsidiaries are otherwise in compliance with the terms and provisions of such policies. Neither the Company nor any Subsidiary is in default under any of the insurance policies set forth in Section 2.16 of the Company Disclosure Schedule (or required to be set forth in Section 2.16 of the Company Disclosure Schedule). Except as set forth in Section 2.16 of the Company Disclosure Schedule, neither the Company nor any Subsidiary has received any notice of cancellation or non-renewal of any such policy or arrangement nor, to the Knowledge of the Company, has any termination of any such policies or arrangements been threatened.
     SECTION 2.17 Intellectual Property. Except as set forth in Section 2.17 of the Company Disclosure Schedule:
          (a) The Company and its Subsidiaries own free and clear of all Encumbrances or have the right to use pursuant to a License Agreement all patents, new drug application, drug master file, trademarks and service marks, domain names, copyrights, computer software, trade secrets, and other intellectual property, necessary or used for the operation of the business of the Company and it Subsidiaries as currently conducted, collectively, the “Company Intellectual Property”). The Company Intellectual Property is valid, subsisting and enforceable, and the Company has taken reasonable measures to maintain and protect the Company Intellectual Property.
          (b) Section 2.17(b) of the Company Disclosure Schedule sets forth, for the intellectual property owned or used by the Company and its Subsidiaries, a complete list of all: (i) patents and patent applications; (ii) trademark registrations and trademark applications; (iii) Internet domain name registrations; (iv) copyright registrations and copyright applications, (v) trade or corporate names, (vi) material unregistered trademarks, and (vii) material computer software (other than commercially available, shrink-wrap software with a replacement cost and/or annual license fee of less than $25,000). Section 2.17(b) of the Company Disclosure Schedule also sets forth a complete and accurate list of all licenses and other agreements under which the Company or any of its Subsidiaries grants or obtains any rights in or to any intellectual property (other than licenses for commercially available, shrink-wrap software with a replacement cost and/or annual license fee of less than $25,000) (collectively, “License Agreements”). There are no pending or, to the Knowledge of the Company, threatened proceedings or litigation or other adverse claims by any Person against the Company or any of its Subsidiaries contesting the use or ownership by the Company and its Subsidiaries or the validity or enforceability of any Company Intellectual Property, and no such claims were made against the Company or any of its Subsidiaries within the past five (5) years. The Company Intellectual Property is not subject to any outstanding consent, settlement, decree, order, injunction, judgment or ruling restricting the use thereof.
          (c) To the Knowledge of the Company, (i) the conduct of the business of the Company and its Subsidiaries as currently conducted does not infringe upon, misappropriate or otherwise conflict with the intellectual property rights of any third party, and the Company and its Subsidiaries have not received any notice of the foregoing (including any offers or demands to license any intellectual property), and (ii) to the Knowledge of the Company no third party is infringing upon, misappropriating or otherwise conflicting with any Company Intellectual Property.
SECTION 2.18 Food and Drug Administration.

          (a) Neither the Company nor any of its Subsidiaries currently is or, at any time in the past, has been, the subject of any enforcement action brought by or on behalf of the Food and Drug Administration (the “FDA”);
          (b) Neither the Company nor any Subsidiary has ever received any warning letter from the FDA;
          (c) The Company has provided Buyer with copies of all Establishment Inspection Reports of FDA inspections of the Company’s and its Subsidiaries’ facilities and Form FDA-483’s issued to or received by the Company or its Subsidiaries within the past five (5) years;
          (d) All deficiencies noted in any Form FDA-483 issued to the Company or its Subsidiaries have been corrected;
          (e) Section 2.18 of the Company Disclosure Schedule lists all changes to the manufacturing process, controls or labeling of the products manufactured by the Company, including without limitation copper-bearing intrauterine devices, that have been implemented since approval of the last New Drug Application Supplement relating to the Company’s or its Subsidiaries’ products; none of such changes listed in Section 2.18 of the Company Disclosure Schedule required or requires approval by the FDA before implementation;
          (f) No FDA inspection has been conducted at the Company or its Subsidiaries other than those that are the subject of the Establishment Inspection Reports and/or Form FDA-483’s that are the subject of Section 2.18(c) above;
          (g) To the Knowledge of the Company, no action has been threatened by the FDA that would materially affect the New Drug Application pursuant to which the Company or its Subsidiaries manufactures and markets its products; and
          (h) The Company and its Subsidiaries have complied, and are in compliance, with in all material respects all obligations and prohibitions imposed on it by the Federal Food, Drug, and Cosmetic Act, as amended, and the regulations, guidance, and other applicable regulatory policies promulgated thereunder.
     SECTION 2.19 Certain Fees. Except for Lehman Brothers (“Lehman Brothers”), (i) the Company and its Subsidiaries have not employed any financial advisor or finder and (ii) the Company and its Subsidiaries have not incurred any liability for any financial advisory or finders’ fees or similar compensation in connection with this Agreement or the transactions contemplated hereby. The fees incurred by Lehman Brothers shall be paid in accordance with Section 10.5 hereof.
     SECTION 2.20 Major Customers and Suppliers. Section 2.20 of the Company Disclosure Schedule contains a list of the top ten (10) customers of the Company and its Subsidiaries (by volume in dollars of sales to such customers) for each of the 12-month periods ended December 31, 2003 and December 31, 2004, and any additional customers expected to be among the top ten (10) customers of the Company and its Subsidiaries for the 12-month period ended December 31, 2005 (the “Major Customers”) Except as set forth in Section 2.20 of the Company Disclosure Schedule, since December 31, 2004, none of the Company and the Subsidiaries has received any written notice from any Major Customer to the effect that such Major Customer will stop or materially reduce its purchases from the Company and its Subsidiaries. Except as set forth on Section 2.20 of the Company Disclosure Schedule, since December 31, 2004, to the Knowledge of the Company none of the Company and the Subsidiaries has received any notice from any of the Company’s and its Subsidiaries’ ten (10) largest suppliers (by volume in dollars of purchases from such suppliers)(the “Major Suppliers”) to the effect that such Major Supplier will stop or materially reduce the aggregate volume of its supply of materials, products or services to the Company and the Subsidiaries; provided, however, that the Company and its Subsidiaries ceased being supplied polyethylene by Dupont in approximately 1994.
     SECTION 2.21 Indebtedness. There is no outstanding indebtedness for borrowed money of the Company or its Subsidiaries.
     SECTION 2.22 Affiliate Transactions. Except as disclosed in Section 2.22 of the Company Disclosure Schedule, no Seller, and no director, executive officer or employee of the Company or the Subsidiaries (or, to the Knowledge of the Company, any of the members of the immediate family (including spouse, brother, sister, descendant, ancestor or in-law) or Affiliates of the aforementioned) is currently a party to any contract or transaction with the Company or any Subsidiary, or has any interest in any property, whether real, personal or mixed, or tangible or intangible, used in or necessary to the business of the Company and the Subsidiaries. Without limiting the foregoing, except as disclosed in Section 2.22 of the Company Disclosure Schedule, no Seller, and no director, executive officer or employee of the Company or the Subsidiaries (or, to the Knowledge of the Company, any of the relatives or Affiliates of the aforementioned) is a director, executive officer or employee of any customer or supplier of the Company or any Subsidiary.
     SECTION 2.23 Accounts Receivable. All notes and accounts receivable of the Company and its Subsidiaries are reflected properly on the books and records of the Company and its Subsidiaries, are valid receivables subject to no setoffs or counterclaims, are current and collectible, and will be collected in accordance with their terms at their recorded amounts, subject only to the reserve for bad debts set forth on the balance sheets of the Company Financial Statements as adjusted for the passage of time through the Closing Date in the Ordinary Course of Business. Except as set forth in Section 2.23 of the Company Disclosure Schedule, no Person has any Lien on any Accounts Receivable or any part thereof, and no agreement for deduction, free goods or services, discount or other deferred price or quantity adjustment has been made by the Company or any Subsidiary or requested by any customer with respect to any notes or accounts receivable other than in the Ordinary Course of Business.
     SECTION 2.24 Product Liability. To the Knowledge of the Company, neither the Company nor any of its Subsidiaries has any material liability not covered by insurance or an insurance fund arising out of any injury to individuals as a result of the use of any product manufactured, sold or delivered by the Company or any of its Subsidiaries.
     SECTION 2.25 Inventory. The inventory of polyethylene (including in its blended form) of the Company and its Subsidiaries currently consists of at least 49,505 pounds of polyethylene, and since October 26, 2000 such inventory has remained fit for the purpose for which it was procured for use in the Company’s and its Subsidiaries’ manufacturing processes.
     SECTION 2.26 ENIC Fund
          In the event of a termination, dissolution or liquidation of, or a distribution or dividend from, the ENIC Fund (a Vermont captive insurance company formed in 1994 for the purpose of providing product liability coverage for the Company and its Subsidiaries’s product), the Company or its Subsidiaries is entitled to receive 25% of any such dividend or distribution or proceeds from such dissolution or liquidation, if any (the “ENIC Fund Representation”)
     SECTION 2.27 Disclaimer of Warranties. EXCEPT AS EXPRESSLY SET FORTH IN THIS ARTICLE II, THE COMPANY AND ITS SUBSIDIARIES DO NOT MAKE AND HAVE NOT MADE ANY REPRESENTATIONS OR WARRANTIES WHATSOEVER, EXPRESS OR IMPLIED, RELATING TO ITS AND ITS SUBSIDIARIES’ BUSINESS, INCLUDING ANY REPRESENTATIONS OR WARRANTIES AS TO THE FUTURE SALES OR PROFITABILITY OF THE BUSINESS, OR REPRESENTATIONS OR WARRANTIES ARISING BY STATUTE OR OTHERWISE IN LAW, FROM A COURSE OF DEALING OR USAGE OF TRADE. ALL SUCH OTHER REPRESENTATIONS AND WARRANTIES ARE HEREBY EXPRESSLY DISCLAIMED BY THE COMPANY.
ARTICLE III
REPRESENTATIONS AND WARRANTIES OF THE SELLERS
          In order to induce the Buyer to enter into this Agreement, each Seller severally (as to himself, herself or itself and not as to any other Seller) represents and warrants to Buyer as follows:
     SECTION 3.1 Authority and Related Matters. Such Seller has all requisite power to execute and deliver this Agreement and to perform its obligations hereunder. With respect to any Seller that is a corporation, limited liability company or a partnership, the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby by such Seller have been duly and validly authorized by the Board of Directors or other governing body of such Seller and no other corporate or similar proceedings on the part of such Seller and, as the case may be, its board of directors or other governing body, its Equityholders or partners or other governing individuals are necessary therefore. This Agreement has been duly executed and delivered by such Seller, and constitutes, assuming the due execution hereof by each of the Company,

FWH, Buyer and the other Sellers, a valid and binding obligation of such Seller, enforceable against such Seller in accordance with its terms, except that such enforcement may be subject to or limited by (i) the effect of any applicable bankruptcy, insolvency, reorganization, moratorium and similar laws relating to or affecting the rights of creditors generally and (ii) the effect of general principles of equity (regardless of whether enforceability is considered in a proceeding at law or in equity). With respect to any Seller that is a corporation, limited liability company or partnership, such Seller, to the extent applicable, is duly organized, validly existing and in good standing under the laws of its state of organization.
     SECTION 3.2 Unit Ownership. Except as set forth in Section 3.2 of the Sellers Disclosure Schedule attached hereto (such Schedule reflecting ownership after the Restructuring), such Seller is the record and beneficial owner of the aggregate number of Units or UARs of the Company or FWH, as the case may be, listed opposite its respective name in Section 3.2 of the Sellers Disclosure Schedule. Except for this Agreement and the transactions contemplated hereby, and except as disclosed in Section 2.2 of the Company Disclosure Schedule, there are no agreements, arrangements, warrants, options, puts, calls, rights, contracts, equities, claims, demands, purchase or other rights or other commitments or understandings of any character to which such Seller is a party or by which any of his, her or its respective assets is bound and relating to the issuance, sale, purchase, redemption, conversion, exchange, registration, voting or transfer of any Equity Securities of the Company or FWH or other securities convertible into Equity Securities of the Company or FWH.
     SECTION 3.3 Consents and Approvals; No Violations.
          (a) Neither the execution and delivery by such Seller of this Agreement nor the performance by such Seller of its obligations hereunder will (i) conflict with or result in any breach of any provision of any certificate of incorporation, operating agreement, bylaws, trust agreement, partnership agreement, certificate of partnership or other constituent documents of such Seller that is an entity; (ii) result in the creation or imposition of any Encumbrance upon any of such Seller’s Units; or (iii) materially violate any order, injunction, decree, statute, rule or regulation of any Governmental Authority to which such Seller is subject.
          (b) Except as set forth in Section 2.4(b) of the Company Disclosure Schedule or Section 3.3(b) of the Sellers Disclosure Schedule, no filing or registration with, notification to, or authorization, consent or approval of any Governmental Authority is required in connection with the execution and delivery of this Agreement by such Seller or the performance by such Seller of its obligations hereunder, except (i) compliance with any applicable requirements of the HSR Act or any other competition or antitrust law in relevant jurisdictions; or (ii) those that become applicable as a result of matters specifically related to Buyer or its Affiliates.
     SECTION 3.4 Certain Fees. Except for Lehman Brothers, (i) such Seller has not employed any financial advisor or finder and (ii) such Seller has not incurred any liability for any financial advisor or finders’ fees or similar compensation in connection with this Agreement or the transactions contemplated hereby.
     SECTION 3.5 Legal Proceedings. As of the date of this Agreement, there are no suits, actions, claims, proceedings, or investigations pending against any Seller which, if adversely determined, would have a material adverse effect on the ability of such Seller to consummate the transactions contemplated hereby.
     SECTION 3.6 Disclaimer of Warranties. EXCEPT AS EXPRESSLY SET FORTH IN THIS ARTICLE III., THE SELLERS DO NOT MAKE AND HAVE NOT MADE ANY REPRESENTATIONS OR WARRANTIES WHATSOEVER, EXPRESS OR IMPLIED, RELATING TO THE COMPANY’S AND ITS SUBSIDIARIES’ BUSINESS, INCLUDING ANY REPRESENTATIONS OR WARRANTIES AS TO THE FUTURE SALES OR PROFITABILITY OF THE BUSINESS, OR REPRESENTATIONS OR WARRANTIES ARISING BY STATUTE OR OTHERWISE IN LAW, FROM A COURSE OF DEALING OR USAGE OF TRADE. ALL SUCH OTHER REPRESENTATIONS AND WARRANTIES ARE HEREBY EXPRESSLY DISCLAIMED BY THE SELLERS.
ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF THE BUYER
          In order to induce the Company and each of the Sellers to enter into this Agreement, the Buyer hereby represents and warrants to the Company and Sellers as follows:
     SECTION 4.1 Corporate Organization and Authority.
          (a) Buyer is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware.
          (b) Buyer has the requisite power and authority to execute and deliver this Agreement and to perform its obligations hereunder. The execution and delivery of this Agreement and the performance of its obligations hereunder have been duly and validly authorized by the board of directors of Buyer and no other corporate proceedings on the part of Buyer are necessary to authorize the execution, delivery and performance of this Agreement. This Agreement has been duly executed and delivered by Buyer and constitutes, assuming due authorization, execution and delivery of this Agreement by the Company, FWH and the Sellers, a valid and binding obligation of Buyer, enforceable against Buyer in accordance with its terms, except that such enforcement may be subject to or limited by (i) the effect of any applicable bankruptcy, insolvency, reorganization, moratorium and similar laws relating to or affecting the rights of creditors generally and (ii) the effect of general principles of equity (regardless of whether enforceability is considered in a proceeding at law or in equity).
     SECTION 4.2 Consents and Approvals; No Violations.

          (a) Except as set forth in Section 4.2(a) of the disclosure schedule of the Buyer (the “Buyer Disclosure Schedule”), neither the execution and delivery of this Agreement nor the performance by Buyer of its obligations hereunder will (i) conflict with or result in any breach of any provision of the certificate of incorporation or bylaws (or similar organizational documents) of Buyer or any of its Subsidiaries; (ii) result in a violation or breach of, or default (or give rise to any right of termination, cancellation or acceleration) or result in the creation of any Encumbrance under any of the terms, conditions or provisions of any note, mortgage, letter of credit, other evidence of indebtedness, guarantee, license, lease or agreement or similar instrument or obligation relating to the business of Buyer or to which Buyer or any of its Subsidiaries is a party or by which Buyer or any of its Subsidiaries or any of the assets used or held for use by Buyer or any of its Subsidiaries may be bound; or (iii) assuming that the filings, registrations, notifications, authorizations, consents and approvals referred to in subsection (b) below have been obtained or made, as the case may be, violate any order, injunction, decree, statute, rule or regulation of any Governmental Authority to which Buyer is subject, excluding from the foregoing clauses (ii) and (iii) such defaults, breaches or violations that would not individually, or in the aggregate, reasonably be expected to materially impact the ability of Buyer to perform its obligations under, and to consummate the transactions contemplated by, this Agreement.
          (b) No filing or registration with, notification to, or authorization, consent or approval of, any Governmental Authority is required in connection with the execution and delivery of this Agreement by Buyer or the performance by Buyer of its obligations hereunder, except (i) compliance with any applicable requirements of the HSR Act or any other competition or antitrust law in relevant jurisdictions and (ii) such other consents, approvals, orders, authorizations, notifications, registrations, declarations and filings the failure of which to be obtained or made would not reasonably be expected to materially impact the ability of Buyer to perform its obligations under, and to consummate the transactions contemplated by, this Agreement.
     SECTION 4.3 Legal Proceedings, etc. Except as set forth in Section 4.3 of the Buyer Disclosure Schedule, as of the date of this Agreement, there are no suits, actions, claims, proceedings or investigations pending, or, to the knowledge of Buyer, threatened against or involving Buyer or any of its Subsidiaries (or any of their respective officers or directors in connection with the business or affairs of Buyer and its Subsidiaries) before any court, arbitrator or administrative or governmental body, United States or foreign which, if adversely determined, would reasonably be expected to materially impact the ability of Buyer to perform its obligations under, and to consummate the transactions contemplated by, this Agreement. As of the date of this Agreement, there are no such suits, actions, claims, proceedings or investigations pending or, to the knowledge of Buyer, threatened challenging the validity or propriety of the transactions contemplated by this Agreement. Neither Buyer nor any of its Subsidiaries is subject to any judgment, decree, injunction or orders of any court, which would reasonably be expected to materially impact the ability of Buyer to perform its obligations under, and to consummate the transactions contemplated by, this Agreement.

     SECTION 4.4 Certain Fees. Except as set forth in Section 4.4 of the Buyer Disclosure Schedule, (i) the Buyer has not employed any financial advisor or finder and (ii) the Buyer has not incurred any liability for any financial advisory or finders’ fees or similar compensation in connection with this Agreement or the transactions contemplated hereby.
     SECTION 4.5 Acquisition of Units for Investment. The Buyer has such knowledge and experience in financial and business matters that it is capable of evaluating the merits and risks of its purchase of the Units. Buyer confirms that the Company and the Sellers have made available to Buyer the opportunity to ask questions of the officers and management employees of the Company and its Subsidiaries and to acquire additional information about the business and financial condition of the Company and its Subsidiaries. The Buyer is acquiring the Units for investment and not with a view toward or for sale in connection with any distribution thereof, or with any present intention of distributing or selling the Units. The Buyer agrees that the Units may not be sold, transferred, offered for sale, pledged, hypothecated or otherwise disposed of without registration under the Securities Act of 1933, as amended, or any applicable state securities laws, except pursuant to an exemption from such registration available under the Securities Act of 1933, as amended, or any applicable state securities laws.
     SECTION 4.6 Financing. Buyer currently has and as of the Closing will have all funds necessary to consummate the transactions contemplated by this Agreement, including the payment at Closing of the Purchase Price and the payment of all expenses incurred by Buyer in connection with the transactions contemplated by this Agreement.
     SECTION 4.7 Investigation by Buyer; Sellers’ Liability. Buyer has conducted its own independent review and analysis of the business, operations, assets, liabilities, results of operations, financial condition, software, technology and prospects of the Company and its Subsidiaries and acknowledges that Buyer has been provided access to the personnel, properties, premises and records of the Company and its Subsidiaries for such purpose. In entering into this Agreement, Buyer has relied solely upon its own investigation and analysis and the representations and warranties made by the Company and Sellers hereby, and Buyer acknowledges that none of the Sellers, the Company, the Subsidiaries or any of their respective directors, officers, managers, Equityholders, employees, Affiliates, controlling Persons, agents, advisors or Representatives makes or has made any representation or warranty, either express or implied, as to the accuracy of completeness of any of the information provided or made available to Buyer or its directors, officers, managers, employees, Affiliates, controlling Persons, agents, advisors or Representatives, other than pursuant to the representations and warranties set forth in Article II or Article III of this Agreement, respectively, but always subject to the limitations and restrictions contained herein.
     SECTION 4.8 Truth of Sellers’ and Company Representations and Warranties.
          Neither Buyer nor Barr are aware of any breach by the Company or Sellers of any representation or warranty contained in Article II or III of this Agreement.

ARTICLE V
COVENANTS
     SECTION 5.1 Conduct of the Business. The Company agrees that, during the period from the date hereof until the earlier of the Closing or the termination of this Agreement, except as (i) otherwise expressly contemplated hereby; (ii) set forth in Section 5.1 of the Company Disclosure Schedule; (iii) consented to by Buyer in writing, which request for consent will be considered by Buyer in good faith; or (iv) required by the Restructuring Agreement, the Company shall, and shall cause each of its Subsidiaries, to:
          (a) (i) cause its business operations to be conducted in the ordinary course and in compliance with all Laws and Orders and (ii) use its commercially reasonable efforts to preserve intact its assets, properties, business organization in all material respects;
          (b) not amend its certificate of formation, operating agreement or other organizational documents;
          (c) not issue, deliver, sell, pledge, dispose of or encumber, or authorize or commit to the issuance, sale, pledge, disposition or encumbrance of any Equity Securities of any class (except upon the exercise of UARs or Options outstanding on the date hereof) of the Company or any of its Subsidiaries, or any options, warrants, convertible securities or other rights of any kind to acquire any Equity Securities of, or any other ownership interest in, the Company or any of its Subsidiaries;
          (d) not declare, set aside, make or pay any dividend or other distribution, payable in cash, Equity Securities, property or otherwise, with respect to any of its member interests or any security or right exchangeable or exercisable for, or convertible into, its Equity Securities;
          (e) not reclassify, combine, split, subdivide or redeem, purchase or otherwise acquire, directly or indirectly, any of its Equity Securities, or any security or right exchangeable or exercisable for, or convertible into, its Equity Securities;
          (f) not (i) incur any Indebtedness for (except for short term indebtedness incurred in the Ordinary Course of Business); (ii) make any capital expenditures in excess of $100,000; (iii) sell or dispose of any of its properties or assets having a value individually or in the aggregate in excess of $100,000 other than for fair consideration in the Ordinary Course of Business; (iv) make any loans, advances or capital contributions to, or investments in, any other Person on behalf of the Company or any of its Subsidiaries; or (v) make any change in any of the present accounting methods and practices of its business, except as required by changes in GAAP;
          (g) other than in the Ordinary Course of Business and only after consulting with Buyer, not enter into any Material Contracts or License Agreements, provided that without the prior written consent of Buyer, the Company will not enter into any such Contract or Agreement which provides for annual payments in excess of $500,000 or provides for performance more than one year after the date of such Contract or Agreement;
          (h) not amend or terminate any Material Contracts or License Agreements;
          (i) not modify or amend the employment arrangements with its senior executive officers, except (i) for the payment of annual bonuses and increases in compensation in the Ordinary Course of Business or (ii) in connection with the promotion, relocation or termination of such executive officers in the Ordinary Course of Business, enter into or amend any employment, severance, termination or other similar agreement (except in connection with the hiring of any new employee earning less than $100,000 per year), adopt any new or amend any existing employee benefit plan, program, agreement or arrangement (except as may be required by applicable law or as necessary or advisable to comply with Section 409 A of the Code), or make any loans to any of its officers, directors, employees, agents or consultants;
          (j) not impose any Encumbrances (other than Permitted Encumbrances) upon any of its assets, tangible or intangible;
          (k) not delay or postpone the payment of accounts payable and other liabilities outside the Ordinary Course of Business;
          (l) not cancel, compromise, waive, or release any right or claim (or series of related rights and claims);
          (m) not transfer, assign, or grant any license or sublicense of any rights under or with respect to any Company Intellectual Property;
          (n) not take any action, or not fail to take any action that could reasonably be expected to result in the loss, lapse, abandonment, invalidity or enforceability of any Company Intellectual Property;
          (o) not enter into any transaction with any Affiliate of the Company, its Subsidiaries or the Equityholders;
          (p) not discharge a material liability or Encumbrance outside the Ordinary Course of Business;
          (q) not disclose any Confidential Information outside the Ordinary Course of Business;
          (r) to the extent that such action would affect the Taxes of the Company or any of its Subsidiaries after Closing, not make or change any material election, change an annual accounting period, adopt or change any accounting method, file any material amended Tax Return, enter into any material closing agreement, settle any material Tax claim or assessment of Taxes, consent to any extension or waiver of the limitation period applicable to any material Tax claim or assessment relating to the Company or any of its Subsidiaries; and
          (s) not agree, commit, or adopt any plan or proposal to take any of the actions set forth in clauses (b) through (q) above.
     SECTION 5.2 Access to Information; Confidentiality.
          (a) Upon reasonable advance notice, between the date hereof and the earlier of the Closing or the termination of this Agreement in accordance with its terms, the Company and its Subsidiaries shall give Buyer, its and its Subsidiaries’ counsel, financial advisors, financing sources, auditors and other authorized representatives (collectively, “Representatives”) reasonable access during normal business hours and after providing the Sellers reasonable advance notice to (i) the offices, properties, books and records of the Company and its Subsidiaries and (ii) the officers, facilities, and personnel of the Company and its Subsidiaries; and the Company will cooperate with Buyer in requesting, and use all commercially reasonable efforts to cause, it’s attorneys and accountants to provide Buyer with reasonable access during normal business hours to any information in their possession concerning the Company.
          (b) Buyer will treat and hold any information and materials it receives in the course of the reviews contemplated by Section 5.2(a) in accordance with the confidentiality agreement between Buyer and the Company, dated July 14, 2005 (the “Confidentiality Agreement”). Upon consummation of the transactions contemplated by this Agreement, the Confidentiality Agreement shall automatically terminate and have no more force or effect.
          (c) In consideration of the mutual covenants contained herein, and except to the extent necessary to enforce any rights under this Agreement, each of the Equityholders agrees that such Equityholder will not, at any time, directly or indirectly disclose to any unauthorized Person prior to the Closing or any Person after the Closing or use for his, her or its own account any Confidential Information or any information which in faith and good conscience ought to be treated as Confidential Information, or permit any Person to examine and/or make copies of any documents which contain or are derived from Confidential Information, whether prepared by the Equityholder or otherwise coming into the Equityholder’s possession or control without the prior written permission of Buyer; except as required by law or court order or as directed by Buyer, and unless and to the extent that the aforementioned matters become generally known to and available for use by the public other than as a result of such Equityholder’s acts or omissions to act. Each of the Equityholders further agrees to use his, her or its commercially reasonable efforts and diligence to safeguard the Confidential Information and to protect it against disclosure, misuse, espionage, loss or theft; provided that there shall be no indemnification for any breach of this provision by an Equityholder that remains an employee of the Company or its Subsidiaries after Closing.
     SECTION 5.3 Director and Officer Indemnification.

          (a) If the Closing occurs, Buyer agrees that all rights to indemnification and all limitations on liability existing in favor of any Company Indemnitee (as defined below) as provided in the certificate of formation or operating agreement of the Company or of any of its Subsidiaries shall survive the consummation of the transactions contemplated by this Agreement and continue in full force and effect and be honored after the Closing by the Company and its Subsidiaries. Buyer shall not, nor shall it cause or permit, any of the provisions relating to the indemnification of officers and directors in the certificate of formation or operating agreement of the Company or any of its Subsidiaries, as appropriate, to be amended, repealed or otherwise modified for a period of six years after the Closing in a manner that would adversely affect in any material respect the rights thereunder of individuals who at any time prior to the Closing were directors or officers of the Company or any of its Subsidiaries (collectively, the “Company Indemnitees”) in respect of actions or omissions occurring at or prior to the Closing.
          (b) The Company shall extend the existing director and officer insurance policy, on substantially its current terms, through the Closing, and shall purchase a six year director and officer tail policy providing substantially the same coverage (the “D&O Tail Policy”).
     SECTION 5.4 Reasonable Best Efforts.
          (a) Upon the terms and subject to the conditions provided herein, except as otherwise provided in Section 5.5, each of the parties hereto agrees to use its reasonable best efforts to take or cause to be taken all action, to do or cause to be done, and to assist and cooperate with any party hereto in doing all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective, in the most expeditious manner practicable, the transactions contemplated by this Agreement, including, but not limited to, (i) the satisfaction of the conditions precedent to the obligations of any of the parties hereto; (ii) the obtaining of consents, waivers or approvals of third parties; (iii) the defending of any lawsuits or other legal proceedings, whether judicial or administrative, challenging this Agreement or the performance of the obligations hereunder; and (iv) the execution and delivery of such instruments, and the taking of such other actions as the other party hereto may reasonably require in order to carry out the intent of this Agreement.
          (b) In the event that The Population Council, Inc. (the “Population Council”) requests that a guarantee of the obligations under the Asset Purchase Agreement, dated as of November 18,2002, by and among the Population Council and FWH (as amended January 3, 2003 and March 31, 2005) (the “Population Council Agreement”) be made by Buyer, or another appropriate affiliate of Barr, Buyer or such affiliate consent to provide such guarantee of the obligations under the Population Council Agreement.
     SECTION 5.5 Governmental Authorizations; Consents.

          (a) The Company, FWH and Sellers’ Representatives, on the one hand, and Buyer, on the other hand, shall promptly file all necessary registrations and filings, including, but not limited to, filings under the HSR Act or any other competition or antitrust law in relevant jurisdictions and submissions of additional information requested by any Governmental Authority; provided that the Company, FWH, the Sellers’ Representatives and the Buyer agree to take reasonable best efforts to cause the filing under the HSR Act to occur not later than five (5) Business Days following the execution of this Agreement. Each of Buyer, the Company, FWH and Sellers’ Representatives further agrees that it will, and will cause its Affiliates to, comply with any applicable post-Closing notification or requirements of any antitrust, trade competition, investment or control reporting or similar law or regulation or any Governmental Authority with competent jurisdiction. Each of Buyer, the Company, FWH and Sellers’ Representatives agrees to cooperate with and promptly to consult with, to provide any reasonably available information with respect to, and to provide, subject to appropriate confidentiality provisions, copies of all presentations and filings to any Governmental Authority to, the Company, FWH, Sellers’ Representatives or Buyer, as the case may be, or the counsel of the Company, FWH, Sellers’ Representatives or Buyer, as the case may be. Each of Buyer, the Company, FWH and Sellers’ Representatives shall promptly inform one another of any oral communication with, and provide copies of written communications with, any Governmental Authority regarding any such filings or any such transaction. Neither Buyer, the Company, FWH nor the Sellers’ Representatives shall independently participate in any formal meeting with any Governmental Authority in respect of any such filings, investigation, or other inquiry without giving Buyer, the Company, FWH and Sellers’ Representatives, as the case may be, prior notice of the meeting and, to the extent permitted by such Governmental Authority, the opportunity to attend and/or participate.
          (b) In addition to the agreements set forth in Section 5.5(a) above, the Company, FWH and Buyer shall each use their reasonable best efforts to ensure that the consents, approvals, waivers or other authorizations from Governmental Authorities, including without limitation antitrust clearance under the HSR Act, are obtained as promptly as practicable and that any conditions set forth in or established by any such Governmental Authorities are wholly satisfied. In fulfillment of this covenant, the Company and Buyer each agrees, among other steps or actions and without limiting the scope of Buyer’s and the Company’s obligations, to:
               (i) take reasonable best efforts to satisfy any additional conditions imposed by Governmental Authorities with respect to the acquisition of the Company; and
               (ii) oppose, in good faith, any litigation relating to this Agreement or the transactions contemplated hereby, including, if reasonably requested by the other party hereto, to commence or threaten to commence and to pursue litigation reasonably believed by the other party hereto to be helpful in obtaining authorization from Governmental Authorities or in terminating any outstanding proceedings.

     SECTION 5.6 Public Announcements. No press release or announcement concerning the transactions contemplated hereby shall be issued by the Company or any of its Subsidiaries, Sellers’ Representatives, the Buyer or any Seller without the prior consent of the Buyer, the Sellers’ Representatives and the Company, except as such press release or announcement may be required by law, rule or regulation, in which case the party required to issue the release or announcement shall allow Buyer, Sellers’ Representatives and the Company reasonable time to comment on such release or announcement in advance of the issuance of such release or announcement. To the extent that any press release or announcement is issued after gaining the necessary consent described in this Section 5.6 (a “Public Announcement”), any additional press release or announcements shall not require additional consent to the extent that press release or announcements are consistent with any Public Announcement.
     SECTION 5.7 Employee Matters.
          (a) Each individual who is employed by the Company or any Subsidiary shall be listed in Section 5.7 of the Company Disclosure Schedule and shall remain an employee of the Company or such Subsidiary following the Closing Date (each such employee, an “Affected Employee”); provided, however, that this Section 5.7 shall not be construed to limit the ability of the applicable employer to terminate the employment of any Affected Employee following the Closing Date in accordance with applicable law, provided further that this Section 5.7 shall not be construed to require that any employee or group of employees located in California shall remain as an employee of the Company or its Subsidiaries as of or following the Closing.
          (b) Buyer shall, or shall cause the Company or the applicable Subsidiary of the Company to, give Affected Employees full credit for purposes of eligibility, vesting, benefit accrual and determination of the level of benefits under any employee benefit plans or arrangements (other than equity based plans) maintained by Buyer, the Company or any Subsidiary of the Company for such Affected Employees’ service with, or recognized by, the Company or any Subsidiary of the Company to the same extent recognized by the Company or such Subsidiary immediately prior to the Closing Date.
          (c) Buyer shall, or shall cause the Company or the applicable Subsidiary of the Company to, (i) waive all limitations as to preexisting conditions, exclusions and waiting periods with respect to participation and coverage requirements applicable to the Affected Employees under any welfare benefit plans that such employees may be eligible to participate in after the Closing Date, other than limitations or waiting periods that are already in effect with respect to such employees and that have not been satisfied as of the Closing Date under any welfare plan maintained for the Affected Employees immediately prior to the Closing Date and as if the transactions contemplated by this Agreement had not taken place and (ii) provide each Affected Employee with credit for any co-payments and deductibles paid prior to the Closing Date in satisfying any applicable deductible or out-of-pocket requirements under any welfare plans that such employees are eligible to participate in after the Closing Date in the plan year in which the Closing Date occurs.

          (d) In the event that the Closing Date occurs prior to payment of all annual bonuses in respect of the 2005 fiscal year, Buyer agrees that it shall cause the Company (or the applicable Subsidiary of the Company, as the case may be) to pay any unpaid annual bonuses to the Affected Employees in respect of the 2005 fiscal year of the Company in accordance with the amounts that have been accrued on the Final Statement. Such payments shall be made at the time which is consistent with the past practice of the Company or the applicable Subsidiary of the Company, as the case may be.
          (e) Buyer shall, or shall cause the Company or the applicable Subsidiary of the Company, as the case maybe, to, provide severance benefits to such Affected Employees set forth in Section 5.7(e) of the Company Disclosure Schedule in accordance with the terms of each such Affected Employee’s employment contract. On and after the Closing Date, the Company or the applicable Subsidiary of the Company shall provide severance to other Affected Employees on a basis that is no less favorable than such policies as are applied to Buyer’s similarly situated employees, which Sellers acknowledge may be on a case-by-case basis pursuant to such policies, if any, as may be established by Buyer.
          (f) As of the Closing Date, Buyer shall assume and agree to perform, or cause the Company or the applicable Subsidiary of the Company to perform, in accordance with their terms, all employment, severance, retention and other compensation agreements and arrangements (the “Employee Agreements”) then existing between the Company or any Subsidiary of the Company with any director, officer or employee thereof.
          (g) The Company, Buyer and Sellers acknowledge and agree that the compensation deductions accruing as a result of the payments contemplated by this Agreement to the EAR holders and UAR holders shall belong to the Company and shall be for the benefit of Sellers. Neither Buyer or Sellers shall take, nor allow any other Person to take, a tax reporting position on any Tax Return or claim that is inconsistent with this Section 5.7(g) unless otherwise required pursuant to the final determination of a Governmental Authority. Nothing in this Section 5.7(g) shall preclude Buyer from treating the amounts of such payments to the EAR holders and UAR holders as amounts included in the Purchase Price.
          (h) The provisions of this Section 5.7 are for the sole benefit of the parties hereto and their permitted successors and assigns, and nothing herein, express or implied, shall give or be construed to give any Person, other than the parties hereto, and such permitted successors and assigns, any legal or equitable rights under this Section 5.7.
          (i) Prior to the Closing Date, the Company shall adopt, by action of its Board of Directors, a resolution providing that the 401(k) retirement plans maintained by the Company (the “40 l (k) Plans”) shall be terminated, effective as of immediately prior to the Closing, conditioned on the occurrence of the Closing. Buyer agrees that, following the Closing, it shall be responsible for (i) taking all administrative actions which are necessary and proper to wind up the operations of the 401(k) Plans, including, without limitation, providing all required notices the Internal Revenue Service, other Governmental Authorities, participants and vendors; submitting a termination request for favorable determination regarding the qualification of the 401(k) Plans with the Internal Revenue Service; and making all distributions under the 401(k) Plans in accordance with law and participant instructions, and (ii) the payment of all expenses associated therewith. Buyer agrees that it shall cause the 401(k) retirement plan maintained by Buyer to accept the rollover of participant accounts distributed from the 401(k) Plans. Buyer further agrees that the Affected Employees shall be enrolled in the 401(k) retirement plan maintained by Buyer as soon as practicable following the Closing Date, but in no event later than January 1, 2006.
     SECTION 5.8 Tax Matters.
          (a) Tax Indemnity. Each Seller shall pay, and shall, severally but not jointly (except that Tinicum shall be jointly and severally liable for the Persons on Schedule II-A hereto and Craig Capital shall be jointly and severally liable for the Persons on Schedule II-B hereto), indemnify, defend and hold harmless the Buyer, the Company and each of its Subsidiaries from and against (without duplication), any Taxes, but only if and to the extent such Taxes exceed the amount of Taxes included in the Company September 30 Balance Sheet and were included in the calculation of Working Capital reflected in the Closing Statement, or other Adverse Consequence attributable to (i) all Taxes (or the non-payment thereof) of the Company and its Subsidiaries for all taxable periods ending on or before the Closing Date and the portion through the end of the Closing Date of any taxable period that includes (but does not end on) the Closing Date (the “Pre-Closing Tax Period”), (ii) all Taxes of any member of an affiliated, consolidated, combined or unitary group of which the Company or any of its Subsidiaries (or any predecessor of the foregoing) is or was a member on or prior to the Closing Date, including pursuant to Treasury Regulation 1.1502-6 or any analogous or similar state, local or non-United States law or regulation, (iii) any Taxes of the Company or its Subsidiaries arising as a result of the Restructuring, and (iv) any and all Taxes of any person (other than the Company and its Subsidiaries) imposed on the Company or any of its Subsidiaries as a transferee or successor, by contract or pursuant to any law, rule or regulation, which Taxes relate to an event or transaction occurring on or before the Closing Date.
          (b) Straddle Period. In the case of any taxable period that includes (but does not end on) the Closing Date (a “Straddle Period”), the amount of any Taxes based on or measured by income or receipts of the Company and its Subsidiaries or attributable to specific transactions for the Pre-Closing Tax Period shall be determined on an interim closing of the books as of the close of business on the Closing Date and the amount of other Taxes of the Company and its Subsidiaries for a Straddle Period that relates to the Pre-Closing Tax Period shall be deemed to be the amount of such Tax for the entire taxable period multiplied by a fraction the numerator of which is the number of days in the taxable period ending on and including the Closing Date and the denominator of which is the number of days in such Straddle Period.

          (c) Transfer Taxes. All transfer, documentary, sales, use, stamp, registration and other such Taxes and fees (including any penalties and interest) incurred in connection with the transactions contemplated by this Agreement (“Transfer Taxes”) shall be paid one half by the Buyer and one half by Sellers when due, and the Buyer and Sellers, as applicable, will, at its own expense prepare and file all necessary Tax Returns and other documentation with respect to all such Transfer Taxes and, if required by applicable law, the Sellers who hold any Units will, and will cause their Affiliates to, join in the execution of any such Tax Returns and other documentation.
          (d) FIRPTA Certificate. On or prior to the Closing, each Seller who holds any Units will furnish Buyer an affidavit certifying as to such Seller’s non-foreign status in accordance with the requirements of Section 1.1445-2(b) of the Treasury Regulations.
          (e) Cooperation. Buyer and Sellers’ shall cooperate fully, as and to the extent reasonably requested by the other party, in connection with the filing of any Tax Returns and any audit, litigation or other proceeding with respect to Taxes of or related to the Company or any of its Subsidiaries. Such cooperation shall include the retention and (upon the other party’s reasonable request) the provision of records and information reasonably relevant to any such Tax Return, audit, litigation or other proceeding and making employees reasonably available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. Each of Sellers and Buyer agrees to (i) retain or cause to be retained all books and records in its possession on the Closing Date relating to Tax matters of or pertaining to the Company or any of its Subsidiaries for any taxable period beginning before the Closing Date until expiration of the statute of limitations (including any extensions thereof) of the respective taxable periods, and to abide by all record retention agreements entered into with any Taxing authority and (ii) give each other party reasonable written notice prior to transferring, destroying or discarding any such books and records and, if the other party so requests, allow the requesting party to take possession of such books and records.
          (f) Tax Allocation Agreements. The Company shall cause any Tax sharing or allocation agreement and/or any similar arrangement with respect to Taxes involving the Company or any of its Subsidiaries to be terminated effective as of the Closing Date, such that neither the Company nor any of its Subsidiaries shall have any liability thereunder to any Person after the Closing.
          (g) Asset Allocation.
          (i) Buyer shall propose to Sellers’ Representatives an allocation of the Purchase Price and the Company liabilities (the “Consideration”) to the assets of the Company pursuant to Section 1060 of the Code within 90 days after the Closing Date (the “Preliminary Allocation”). Within ten (10) business days following the receipt of the Preliminary Allocation, Sellers’ Representatives shall have the right to provide Buyer with a written notice objecting to the Preliminary Allocation, such notice to contain an explanation of the reasons for Sellers’

Representatives’ objections. Within five (5) business days following receipt of Sellers’ Representatives’ objections, if any, to the Preliminary Allocation (the “Allocation Resolution Period”), Buyer and Sellers’ Representatives shall negotiate in good faith to resolve any differences regarding the Preliminary Allocation (as so resolved, the “Final Allocation”). If Sellers’ Representatives do not object to the Preliminary Allocation within the Allocation Resolution Period, the Preliminary Allocation shall be deemed to be the Final Allocation for purposes of this Agreement. The parties agree that for purposes of such Allocation the fair market value of the fixed assets of the Company and its Subsidiaries shall not exceed $545,776 and the fair market value of the work-in-process inventory of the Company and its Subsidiaries shall not exceed $10 million.
          (ii) If Buyer and Sellers’ Representatives are unable to resolve any differences with regard to the Preliminary Allocation within the Allocation Resolution Period, then any disputed matters shall be finally and conclusively determined in accordance with Section 1060 of the Code by the Independent Accounting Firm. Promptly, but not later than fifteen (15) days after its acceptance of appointment hereunder, the Independent Accounting Firm shall determine only those matters in dispute and shall render a written report as to the disputed matters and the resulting allocation of the Consideration to the assets of the Company, and such report of the Independent Accounting Firm shall be final, conclusive and binding upon the parties hereto and deemed to be the Final Allocation. The Independent Accounting Firm’s fees and expenses shall be split equally between Buyer and Sellers.
          (iii) Buyer and the Sellers shall (A) be bound by the Adjusted Final Allocation (as defined in Section 5.8 (g)(iv) hereof) for all Tax purposes, (B) timely file all forms and Tax Returns required to be filed in connection with the Adjusted Final Allocation (including, to the extent required to be filed, IRS Form 8594 and any other forms or reports required to be filed pursuant to Section 1060 of the Code or any comparable provisions of United States local or state or foreign Law (the “Section 1060 Forms”)), (C) prepare and file all Section 1060 Forms and Tax Returns in a manner consistent with the Adjusted Final Allocation and (D) take no position inconsistent with the Adjusted Final Allocation in any Section 1060 Form or Tax Return, any audit or examination by, or any proceeding before, any taxing authority or otherwise, unless otherwise required by the final determination of a taxing authority. In the event that the Adjusted Final Allocation is disputed by any taxing authority, the party hereto receiving notice of such dispute promptly shall notify and consult with the other parties hereto and keep such other parties apprised of material developments concerning resolution of such dispute. Buyer shall control any examination, investigation, audit or other proceeding resulting from such dispute by any taxing authority regarding the Adjusted Final

Allocation; provided that Sellers’ Representatives, on behalf of the Sellers, shall have the nonexclusive right to participate in, but not to control, such examination, investigation, audit or other proceeding at Sellers’ Representatives, on behalf of the Sellers, sole cost and expense.
          The Final Allocation and any Section 1060 Forms shall be appropriately adjusted to take into account any post closing payments among the parties hereto (the “Adjusted Final Allocation”), including, without limitation, any Purchase Price Increase or Purchase Price Decrease. All payments made pursuant to this Agreement subsequent to the Closing Date shall be treated as adjustments to the Purchase Price for all Tax purposes.
          (h) Buyer, Sellers and the Company agree to use the alternate procedure described in Internal Revenue Service Procedure 2004-53 with respect to wage reporting.
     SECTION 5.9 Restructuring. The parties hereto agree that, prior to the Closing, the Company and FWH shall effect the Restructuring, substantially in the form attached hereto as Exhibit A.
     SECTION 5.10 Sellers’ Representatives’ Agreement with Equityholders. Prior to the Closing, each Equityholder shall enter into one or more contribution agreements (the “Contribution Agreements”) with the Sellers’ Representatives, for the benefit of all Sellers, that will govern each EAR holder’s and UAR holder’s liability for or benefit from, as applicable, any Purchase Price Increase, Purchase Price Decrease, payment from the Escrow Amount, indemnification payments pursuant to Article IX hereof and fees pursuant to this Agreement.
     SECTION 5.11 Exclusivity. Each Equityholder and the Company and its Subsidiaries (and each of their respective owners, directors, officers, employees, advisors, Representatives, agents or Affiliates) (the “Company Group”) shall not, directly or indirectly, (i) engage in, solicit or initiate any discussions or negotiations with, or provide any information to (except to confirm that this Agreement exists or as may be required by law or court order), or negotiate or enter into any agreement or agreement in principle, whether written or oral, with, any other Person with respect to a sale of the Company or any of its Subsidiaries, the assets of the Company or any of its Subsidiaries, the Equity Securities of the Company or any of its Subsidiaries or any similar business combination transaction, except as permitted by Section 5.1, (the foregoing actions, each a “Third Party Acquisition”) and (ii) provide any non-public financial or other confidential or proprietary information regarding the Company or any Subsidiaries (including this Agreement and any other materials containing Buyer’s or its Affiliates’ proposal and any other financial information, projections or proposals regarding the Company) to any Person (other than Buyer or its representatives and agents and any other Person Buyer designates), or take any other action to facilitate any inquiries or the making of any proposal that constitute, or would reasonably be expected to result in, a Third Party Acquisition. Each Equityholder and the Company agrees to (i) immediately notify Buyer if it or any member of the Company Group receives after the date hereof any indications of interest, requests for information or offers in respect of a proposal for a Third Party Acquisition, (ii) communicate to Buyer in reasonable detail the terms of any such indication, request or proposal (including the identity of such third party) and (iii) provide Buyer with copies of all written communications related to any such indication, request or proposal.
     SECTION 5.12 Securities Purchase and Investor Rights Agreements. Management Agreements. Prior to the Closing, the applicable Sellers and the Company shall cause to be terminated effective as of the Closing the Securities Purchase and Investor Rights Agreement, dated October 26, 2000, as amended, between the Company and the signatories thereto, the Management Agreement by and among Tinicum Capital Partners, L.P. and FEI Products, Inc., dated October 26, 2000, and the Management Agreement by and among Craig Capital Corporation and FEI Products, Inc., dated October 26, 2000 and, pursuant to the Restructuring, the Securities Purchase and Investor Rights Agreement, dated January 3, 2003, as amended, between FWH and the Signatories thereto.
     SECTION 5.13 Update. Each party hereto will, not less than three (3) nor more than five (5) business days prior to the Closing, disclose to the other in writing (in the case of the Company and Sellers by delivering a supplement to or substitution for a Disclosure Schedule)
(a “Supplemental Disclosure”) (x) any material inaccuracies in any of such party’s representations or warranties made in this Agreement which it becomes aware of and (y) any event, matter or claim occurring, arising, failing to occur or arise, or being asserted by a third party after the date hereof, the occurrence or failure to occur of which would cause any representation or warranty made by such party in this Agreement or any Disclosure Schedule of such party to become untrue or inaccurate in any material respect as of the Closing Date. Such delivery of a Supplemental Disclosure shall not affect any rights of any party (i) to terminate for the other party’s failure to satisfy the conditions to Closing or (ii) for indemnification.
     SECTION 5.14 Release. As a material inducement to Buyer to enter into this Agreement, effective as of the Closing, each Equityholder, solely in the capacity as an Equityholder and on behalf of each of their respective directors, officers and employees who have served as a director, officer or employee of the Company or any of the Subsidiaries (the “Releasors”), each agree not to sue and fully release and discharge the Buyer, Company, the Subsidiaries and their respective directors, officers, assigns and successors, past and present (collectively, the “Releasees”), with respect to and from any and all claims, demands, rights, Liens, contracts, covenants, proceedings, causes of action, obligations, debts, and losses of whatever kind or nature in law, equity or otherwise, whether now known or unknown, and whether or not concealed or hidden, which any of the Releasors now owns or holds or has at any time owned or held against any of the Releasees with respect to each Equityholder’s UAR agreements, EAR agreements or Units, as applicable (each, a “Released Claim”); provided, however, that nothing in this Section 5.13 will be deemed to constitute a release by the Equityholders of any right to enforce its rights under this Agreement, the Contribution Agreements or the Escrow Agreement and nothing in this Section 5.13 will be deemed to constitute a release by the Sellers of any right to indemnification against Buyer pursuant to ARTICLE IX. It is the intention of the Sellers that such release be effective as a bar to each and every claim, demand and cause of action hereinabove specified. In furtherance of this intention, the Equityholders hereby expressly waive, effective as of the Closing, any and all rights and benefits conferred upon it or him by the Company’s charter or bylaws or the provisions of applicable Law or regulation (and any such right or benefit conferred upon any Releasors) (except those relating to indemnification of directors and officers) and expressly consents that this release will be given full force and effect according to each and all of its express terms and provisions, including those related to unknown and unsuspected claims, demands and causes of action, if any, as those relating to any other claims, demands and causes of action hereinabove specified, but only to the extent such section is applicable to releases such as this.
     SECTION 5.15 California Operations.
          The parties hereto acknowledge and agree that Buyer intends to close the operation of the business in California, it being understood that the failure of the Buyer to reach satisfactory terms with the landlord under the California Lease or the California Employees shall not be a condition to Closing. The Company agrees to use commercially reasonable efforts to assist Buyer, at Buyer’s sole cost and expense, in (i) terminating the California Lease and obtaining a full release of all tenant obligations under the California Lease, satisfactory in form and substance to Buyer, from the other parties to such lease, and (ii) terminating existing employment arrangements (if any) with the Company’s employees located in the State of California (the “California Employees”) and negotiating employment and/or independent contractor arrangements between such employees and the Buyer or an Affiliate of the Buyer. With respect to clause (ii) above, the Company shall provide Buyer with reasonable access, during reasonable business hours and upon reasonable notice, to the California Employees for purposes of determining the terms and conditions of the employment or consulting arrangement to be offered to the California Employees, which will become effective as of the Closing Date. Buyer agrees that it shall (x) notify the Company and the Sellers of its determinations with respect to the California Employees and (y) cause the California Employees to be provided with COBRA continuation coverage as required by applicable law, under either the group health plan maintained by the Company or the group health plan maintained by Buyer, as the case may be. The Company agrees to allow the Buyer to (i) participate in any discussions with the parties to the California Lease relating to the termination of such lease and the grant of a release thereunder, (ii) review and comment on any documents evidencing such termination and release, and (iii) elect, at Buyer’s sole discretion, to maintain the existing California Lease in lieu of such termination.
     SECTION 5.16 Certain Financial Matters.
          (a) Buyer shall have the right to request Ernst & Young (“E&Y”) to (i) prepare audited combined consolidated balance sheets of the Company as of December 31, 2004 and the audited combined consolidated statements of income and cash flows of the Company for the fiscal year ended December 31, 2004, in each case on a pro forma basis as if the Restructuring had been completed and FHW had been a Subsidiary of the Company on January 1, 2004 (such audited financial Statements, the “Audited Financial

Statements”) and render an audit opinion on such statements and (ii) conduct an SAS 100 review of the September Pro-Forma Consolidated Financial Statements, including a comparison of the September Pro-Forma Consolidated Financial Statements to the combined consolidated balance sheets of the Company as of September 30, 2004 and the combined consolidated statements of income and cash flows of the Company for the nine month period then ended, in each case on a pro forma basis as if the Restructuring had been completed and FHW had been a Subsidiary of the Company on January 1, 2004 (such reviewed financial statements, the “Reviewed Financial Statements”). Sellers and the Company agree to reasonably cooperate in the conduct of such audit and Sellers and the Company shall use commercially reasonable efforts to cause E&Y to take such actions as Buyer may reasonably request in connection with the audit. Sellers and the Company shall request E&Y to complete such audit no later than 45 days following the Closing Date, and Sellers and the Company shall use commercially reasonable efforts to cause such audit to be completed within such time. All costs and expenses associated with such audit, including but not limited to audit fees charged by E&Y, but excluding the cost of employees of the Company until Closing, shall be the Buyer’s sole responsibility. Notwithstanding the above, if the Closing occurs following December 31, 2005, then this section shall be deemed amended to refer to “2005” in each place where “2004” is referenced.
          (b) Sellers and the Company will reasonably cooperate with Buyer and promptly provide Buyer with all additional financial statements, financial information and related documentation reasonably requested by Buyer from time to time in order for Buyer to comply with the requirements of the Securities Act of 1933, as amended, and the Securities Exchange Act of 1934, as amended. Such cooperation will include providing E&Y access to financial information for the business for purposes of completing an audit or review of the period beginning on January 1, 2005 and ending on the Closing Date, and the provision of customary representation letters regarding such financial information as reasonably requested by E&Y. The Buyer shall bear all costs and expenses associated with such cooperation.
          (c) Sellers and the Company shall use commercially reasonable efforts to cause E&Y to take such actions as Buyer may reasonably request in connection with Buyer’s compliance with requirements of the Securities Act of 1933, as amended, and the Securities Exchange Act of 1934, as amended, including, but not limited to: (i) requesting E&Y to prepare the consolidated Reviewed Financial Statements and the consolidated Audited Financial Statements and related audit opinions and/or review letters in a form meeting the requirements of Regulation S-X under the Securities Act of 1933, as amended, (ii) requesting E&Y to provide Buyer with copies of draft audits and the related work papers prior to the issuance of such audits, (iii) requesting the consent of E&Y to the use of its report on the Company Financial Statements, the Audited Financial Statements and the Reviewed Financial Statements (iv) requesting E&Y to perform a SAS 100 review of any other interim unaudited financial statements, and (v) requesting E&Y to participate, at Buyer’s request, in the preparation of any registration statement, prospectus or offering memorandum that includes, or incorporates by reference, the Company Financial Statements, the Reviewed Financial Statements or the Audited

Financial Statements. The Buyer shall bear all costs and expenses associated with E&Y’s actions set forth in this Section.
          (d) The Company agrees to permit its officers and employees to provide such assistance in connection with the preparation of the Audited Financial Statements, the Reviewed Financial Statements and the preparation of additional financial statements, financial information and related documentation reasonably requested by Buyer, including allowing such Persons to attend and participate in meetings with E&Y and other preparations for the same. The Sellers who are officers and directors agree that they will not unreasonably withhold execution of customary management representation letters required by E&Y in connection with the Reviewed Financial Statements and the Audited Financial Statements.
          (e) The parties hereto agree and acknowledge that the refusal or failure of E&Y to perform any of the requested services or take any of the requested actions referred to in this Section 5.16 shall not be a condition to Closing or a basis for a claim for indemnification under this Agreement.
ARTICLE VI
CONDITIONS TO BUYER’S OBLIGATION TO CLOSE
          The Buyer’s obligation to consummate the transactions contemplated herein shall be subject to the satisfaction or written waiver by Buyer on or prior to the Closing Date, of each of the following conditions:
     SECTION 6.1 Representations and Warranties; Covenants.
          (a) The representations and warranties of the Company, without giving any effect to any materiality qualifications therein, shall be true and correct in all respects on and as of the Closing Date as though made on and as of the Closing Date (except for representations and warranties made as of a specified date, which need be true and correct only as of the specified date) except (i) as otherwise contemplated by this Agreement and (ii) for such failures to be true and correct which in the aggregate would not have a Material Adverse Effect. The Company and its Subsidiaries shall have performed in all material respects each of its respective agreements and covenants contained in or contemplated by this Agreement that are required to be performed by it at or prior to the Closing pursuant to the terms hereof.
          (b) The representations and warranties of the Sellers, without giving effect to any materiality qualifications therein, shall be true and correct in all respects on and as of the Closing Date as though made on and as of the Closing Date (except for representations and warranties made as of a specified date, which need be true and correct only as of the specified date), except (i) as otherwise contemplated by this Agreement and (ii) for such failures to be true and correct which in the aggregate would not have a Material Adverse Effect on the ability of the Sellers to consummate the transactions contemplated hereby. Each of the Sellers shall have performed in all material respects each of its respective agreements and covenants contained in or contemplated by this Agreement that are required to be performed by it at or prior to the Closing pursuant to the terms hereof.
     SECTION 6.2 Filings; Consents; Waiting Periods. All registrations, filings, applications, notices, consents, approvals, orders, qualifications and waivers set forth in Section 6.2 of the Company Disclosure Schedule shall have been filed, made or obtained and the Company shall have delivered evidence satisfactory to Buyer evidencing same, and all waiting periods applicable under the HSR Act and similar applicable foreign merger control laws shall have expired or been terminated.
     SECTION 6.3 No Injunction. At the Closing Date, there shall be no injunction, restraining order or decree of any nature of any court or governmental agency or body of competent jurisdiction that is in effect that, and there shall not have been filed, commenced or specifically threatened in a bona fide manner any lawsuit or proceeding by a Governmental Authority that (i) restrains or prohibits the consummation of the transactions contemplated herein, (ii) cause any of the transactions contemplated by this Agreement to be rescinded following consummation or (iii) could materially adversely effect the right of Buyer to own the Equity Securities and to operate the business of the Company and its Subsidiaries.
     SECTION 6.4 Other Deliveries. The items set forth in Section 1.2(b) shall have been delivered to the Buyer by the Company and the Sellers’ Representatives.
     SECTION 6.5 Restructuring. The Restructuring shall have been completed pursuant to the Restructuring Agreement, substantially in the form attached hereto as Exhibit A, or in such other form as reasonably acceptable to Buyer, and all documentation at the Restructuring shall have been delivered to the Buyer.
     SECTION 6.6 Opinion. The Company shall have delivered to the Buyer an opinion of Skadden, Arps, Slate, Meagher & Flom LLP, legal counsel to the Company, dated as of the Closing Date, and addressed to the Buyer, in substantially the form attached hereto as Exhibit B.
     SECTION 6.7 Absence of Material Adverse Effect. Since December 31, 2004, there shall have been no change, event or condition that, individually or in the aggregate, has had or could reasonably be expected to have a Material Adverse Effect.
     SECTION 6.8 Termination of Management Agreements and Securities Purchase and Investor Rights Agreements.
          The Management Agreement by and among Tinicum Capital Partners, L.P. and FEI Products, Inc., dated October 26, 2000, the Management Agreement by and among Craig Capital Corporation and FEI Products, Inc., dated October 26, 2000, the Securities Purchase and Investor Rights Agreement, dated October 26, 2000, as amended, between the Company and the signatories thereto and the Securities Purchase and Investor Rights Agreement, dated January 3, 2003, as amended, between FWH and the Signatories thereto shall have been terminated.

ARTICLE VII
CONDITIONS TO SELLERS’ AND THE COMPANY’S OBLIGATIONS TO CLOSE
          Sellers’ and the Company’s obligations to consummate the transactions contemplated herein shall be subject to the satisfaction or written waiver, by Sellers’ Representatives and the Company on or prior to the Closing Date, of each of the following conditions:
     SECTION 7.1 Representations and Warranties; Covenants. The representations and warranties of Buyer, without giving any effect to any materiality qualifications or limitations therein shall be true and correct in all respects on and as of the Closing Date as though made on and as of the Closing Date (except for representations and warranties made as of a specified date, which need be true and correct only as of the specified date), except (i) as otherwise contemplated by this Agreement and (ii) for such failures to be true and correct which would not have a material adverse effect on Buyer’s ability to consummate the transactions contemplated by this Agreement. Buyer shall have performed in all material respects each of its respective agreements and covenants contained in or contemplated by this Agreement that are required to be performed by it at or prior to the Closing pursuant to the terms hereof.
     SECTION 7.2 Filings; Consents; Waiting Periods. All registrations, filings, applications, notices, consents, approvals, orders, qualifications and waivers set forth in Section 7.2 of the Buyer Disclosure Schedule shall have been filed, made or obtained and Buyer shall have delivered evidence satisfactory to the Company and Sellers’ Representatives evidencing same, and all waiting periods applicable under the HSR Act and similar applicable foreign merger control laws shall have expired or been terminated.
     SECTION 7.3 No Injunction. At the Closing Date, there shall be no injunction, restraining order or decree of any nature of any court or governmental agency or body of competent jurisdiction that is in effect that (i) restrains or prohibits the consummation of the transactions contemplated herein or (ii) cause any of the transactions contemplated by this Agreement to be rescinded following consummation.
     SECTION 7.4 Other Deliveries. The items set forth in Section 1.2(c) shall have been delivered by the Buyer to the Company and the Sellers’ Representatives.
ARTICLE VIII
TERMINATION
     SECTION 8.1 Termination. Notwithstanding anything herein to the contrary, this Agreement may be terminated at any time prior to the Closing by:
          (a) the mutual written consent of the Company, the Sellers’ Representatives and Buyer;

           (b) Buyer in the event that any condition set forth in Article VI hereof shall not be satisfied and shall not be reasonably capable of being remedied by January 31, 2006, provided however that if by such date all conditions are satisfied other than the expiration or termination of the applicable waiting period under the HSR Act, such date shall be extended until April 30, 2006;
          (c) the Company or the Sellers’ Representatives in the event than any condition set forth in Article VII hereof shall not be satisfied and shall not be reasonably capable of being remedied by January 31, 2006, provided however that if by such date all conditions are satisfied other than the expiration or termination of the applicable waiting period under the HSR Act, such date shall be extended until April 30, 2006;
          (d) Notwithstanding anything to the contrary herein, no party may terminate this Agreement pursuant to clause (b) or (c) above if the failure of the applicable condition in Article VI or VII, as the case may be, to be satisfied or the failure of the Closing to occur on or before the date required in this Section 8.1(b) or (c), as the case may be, results from the material breach of any covenant in this Agreement or failure to comply with any material obligation under the terms of this Agreement (i) by the Sellers or the Company in the case of a termination by the Sellers’ Representatives or the Company or (ii) by Buyer in the case of a termination by Buyer.
     SECTION 8.2 Procedure and Effect of Termination. Except as set forth in Section 8.2(c) below, in the event of termination of this Agreement and abandonment of the transactions contemplated hereby by the parties hereto pursuant to Section 8.1 hereof, written notice thereof shall be given by a party so terminating to the other parties and this Agreement shall forthwith terminate and shall become null and void and of no further effect, and the transactions contemplated hereby shall be abandoned without further action by the Company, the Sellers, Buyer or, if applicable, FWH. If this Agreement is terminated pursuant to Section 8.1 hereof:
          (a) each party shall redeliver all documents, work papers and other materials of the other parties relating to the transactions contemplated hereby, whether so obtained before or after the execution hereof, to the party furnishing the same, and all confidential information received by Buyer with respect to the Company and its Subsidiaries shall be treated in accordance with the Confidentiality Agreement pursuant to Section 5.2(b) hereof;
          (b) all filings, applications and other submissions made pursuant hereto shall, at the option of the Sellers, and to the extent practicable, be withdrawn from the agency or other Person to which made; and
          (c) there shall be no liability or obligation hereunder on the part of the Company, the Sellers, Buyer or, if applicable, FWH or any of their respective directors, officers, employees, Affiliates, controlling Persons, agents, advisors or Representatives, except with respect to a breach of Section 4.6 hereof and except that the Company, Sellers or Buyer, as the case may be, may have liability to the other party if the basis of termination is a willful, a material breach by the Company, the Sellers or Buyer, as the case may be, of one or more of the provisions of this Agreement, and except that the obligations provided for in Sections 5.2(b), 8.2 and 10.5 hereof shall survive any such termination.
ARTICLE IX
INDEMNIFICATION
     SECTION 9.1 Survival. The representations and warranties made herein shall survive the Closing and continue in full force and effect for a period of one year thereafter, it being the intention of the parties to shorten the statute of limitations with respect to any claim relating to a breach or inaccuracy of such representations and warranties; provided that the representations and warranties contained in (a) Section 2.9 (Employee Benefit Plans) and 2.10 (Environmental Matters) shall survive until the third anniversary of the Closing Date, (b) Sections 2.2 (Capitalization), 2.3 (Subsidiaries), 2.8 (Taxes ), 2.19 (Certain Fees), 2.21 (Indebtedness), 3.2 (Unit Ownership), and 3.4 (Certain Fees), (all such representations and warranties listed under this Section 9.1(b) hereof, the “Fundamental Representations”), Excluded Claims and California Claims shall survive until 60 days following the expiration of the applicable statute of limitations and (c) the ENIC Fund Representation shall survive until the earlier of December 31, 2008 and the receipt by the Company of 25% of the proceeds from dividends, or the dissolution, liquidation or winding down of, the ENIC Fund (which may be by means of dividend). Notwithstanding the preceding sentence, any representation or warranty in respect of which indemnification may be sought under Section 9.2 or Section 9.3 hereof and the indemnity with respect thereto, shall survive the time at which it would otherwise terminate pursuant to this Section 9.1 if notice of the inaccuracy or breach thereof giving rise to such right of indemnity shall have been given to the party against whom such indemnity is sought prior to such time. Any agreements and covenants of the parties requiring performance under this Agreement shall survive the Closing in accordance with the terms of such agreements.
     SECTION 9.2 Indemnification Provisions for Benefit of Buyer.
          (a) In the event Company or the Sellers breach any of their (i) representations or warranties or (ii) covenants or other agreements contained herein (each such breach, a “Seller Breach”), or there is a claim under any Excluded Claim, and the Company or the Sellers receive a written claim for indemnification from Buyer within the survival period set forth in Section 9.1 hereof, then the Sellers agree to severally but not jointly (except that Tinicum shall be jointly and severally liable for the Persons on Schedule II-A hereto and Craig Capital shall be jointly and severally liable for the Persons on Schedule II-B hereto) indemnify Buyer and its Subsidiaries (including the Company after Closing), its respective officers, agents, directors and representatives (the “Buyer Indemnified Persons”) from and against such Sellers’ pro-rata share of any Adverse Consequences (as defined below) caused by the Seller Breach or Excluded Claim that such Buyer Indemnified Person shall suffer; provided, however, that the Sellers shall not have any obligation to indemnify such Buyer Indemnified Person from and against any Adverse Consequences caused by arising from, based on or resulting from breaches of the items set forth in Section 9.2(a)(i) (X) until Buyer Indemnified Persons have suffered aggregate Adverse Consequences by reason of all such breaches of the items set forth in Section 9.2(a) in excess of $2 million (such amount, the “Indemnification Basket”) (it being understood that such amount is a “true deductible” for the first $1,000,000 of Adverse Consequences and Sellers shall indemnify the Buyer Indemnified Persons for Adverse Consequences in excess of $1,000,000 after such Indemnification Basket is reached)1 and until after such amount is reached or (Y) to the extent the Adverse Consequences Buyer Indemnified Persons have suffered by reason of (a) all such breaches, excluding breaches of Fundamental Representations, of the items set forth in Section 9.2(a)(i) exceeds $30 million (such amount, the “Indemnification Cap”) (after which point the Sellers shall have no obligation to indemnify the Buyer Indemnified Persons from and against any such further Adverse Consequences resulting from any Seller Breach) and (b) all such breaches of Fundamental Representations exceeds $50 million (such amount, the “Fundamental Representations Indemnification Cap”), it being understood that the Indemnification Cap and the Fundamental Representations Indemnification Cap shall not be additive and in no event shall the aggregate amount of indemnification for Adverse Consequences for breaches of representations (including Fundamental Representations) exceed $50 million (after which point the Sellers shall have no obligation to indemnify the Buyer Indemnified Persons from and against any such further Adverse Consequences resulting from any breach of Fundamental Representations); provided, further that any Adverse Consequences shall be reduced by any insurance proceeds actually received by Buyer or the Company and its Subsidiaries in connection with such Adverse Consequences. If and to the extent that any such or insurance proceeds are realized in a year following the year in which the Sellers make an indemnification payment to Buyer, Buyer shall pay such amounts to Sellers’ Representative at such time. Notwithstanding anything to the contrary contained herein, the aggregate amount of indemnification for Adverse Consequences for a breach of the ENIC Fund Representation shall be $1,500,000. Notwithstanding anything herein to the contrary, the Indemnification Basket shall not apply to any Adverse Consequences that arise as a result of a breach of the Fundamental Representations or ENIC Fund Representation, and neither the Indemnification Basket nor the Indemnification Cap shall apply to Adverse Consequences that arise as a result of a breach of a representation, warranty, covenant or other agreement in respect of Taxes or Excluded Claims (as defined in Section 10.1). For purposes of this Agreement, “Adverse Consequences” shall mean all demands, charges, judgments, orders, decrees, rulings, damages, dues, penalties, Taxes, fines, costs, liabilities, losses, liabilities, fees and expenses (including legal fees and expenses); provided, that Adverse Consequences will not include lost profits or consequential, punitive, treble or similar damages. Notwithstanding anything in this Section 9.1 (a), no Adverse Consequences resulting from a breach of any representation or warranty (excluding breaches of Fundamental Representations or Excluded Claims) shall be subject to indemnification until the Adverse Consequences resulting from such breach exceeds $25,000, after which amount Buyer shall be entitled to indemnification for such

[1]	For example, if Adverse Consequences for which the Sellers are required to indemnify were $2.5 million, Sellers’ indemnification obligations would be for $1.5 million of such Adverse Consequences.

breach in accordance with the terms and subject to the limitations of this Section 9.1(a) from the first dollar of such Adverse Consequence without regard to such $25,000 limitation.
          (b) In light of the Indemnification Basket and Fundamental Representations Indemnification Basket, for purposes of determining the Adverse Consequences resulting from any Seller Breach, any representations or warranty containing a materiality or Material Adverse Effect qualifier shall be read as if such material or Material Adverse Effect qualifier were eliminated for the purposes of calculating damages and for purposes of determining whether a Seller Breach has occurred.
          (c) Any indemnification obligations of the Sellers in respect of this Article IX shall be paid within 10 Business Days after the determination thereof by wire transfer of immediately available funds to an account designated in writing by the applicable Buyer Indemnified Person.
     SECTION 9.3 Indemnification Provisions for Benefit of the Sellers.
          (a) In the event (i) Buyer breaches any of its representations, warranties, covenants or other agreements contained herein (each such breach, a “Buyer Breach”) or (ii) any California Claims arise, and Buyer receives a written claim for indemnification from the Sellers within the survival period set forth in Section 9.1 hereof, then Buyer agrees to indemnify the Sellers against any Adverse Consequences caused by the Buyer Breach that the Sellers and their respective officers, agents, directors and representatives (the “Seller Indemnified Persons”) shall suffer through the date of the claim for indemnification; provided, however, that Buyer shall not have any obligation to indemnify the Seller Indemnified Persons from and against any Adverse Consequences caused by a Buyer Breach (i) until the Seller Indemnified Persons together or individually have suffered aggregate Adverse Consequences by reason of all such breaches in excess of the Indemnification Basket (it being understood that such amount is a “true deductible”) and until after such amount is reached or (ii) to the extent the Adverse Consequences the Seller Indemnified Persons together or individually have suffered by reason of all such Buyer Breaches exceed the Indemnification Cap (after which point Buyer shall have no obligation to indemnify the Seller Indemnified Persons from and against any such further Adverse Consequences resulting from any Buyer Breach); provided, further that all such obligations of Buyer to indemnify the Sellers shall be reduced by any insurance proceeds actually received by the Sellers in connection with such Adverse Consequences. If and to the extent that any such insurance proceeds are realized in a year following the year in which Buyer makes an indemnification payment to the Sellers, the Sellers’ Representatives shall pay such amounts to Buyer at such time. Notwithstanding anything herein to the contrary, neither the Indemnification Basket nor the Indemnification Cap shall apply to Adverse Consequences that arise as a result of California Claims.
          (b) Buyer shall make any payments in connection with Section 9.3(a) within 10 Business Days to an account designated by the Sellers’ Representatives by wire transfer of immediately available funds to a bank account designated in writing by the Sellers’ Representatives.
     SECTION 9.4 Exclusive Remedy. Buyer, the Company and the Sellers acknowledge and agree that, in the absence of fraud, the foregoing indemnification provisions in this Article IX shall be the exclusive remedy of Buyer Indemnified Persons and the Seller Indemnified Persons with respect to the transactions contemplated by this Agreement. Notwithstanding the foregoing, this Section 9.4 shall not (i) operate to interfere with or impede the operation of the provisions of Section 1.4 providing for the resolution of certain disputes relating to the Purchase Price between the parties and/or by the Independent Accounting Firm and (ii) limit the rights of the parties to seek equitable remedies (including specific performance or injunctive relief).
     SECTION 9.5 Indemnification Procedures.
          (a) In the event of any claim, demand, suit, action, arbitration, investigation, inquiry or proceeding brought by a third party against any Indemnitee (in each such case, a “Third-Party Claim”), the Indemnitee shall promptly cause written notice of the assertion of such Third Party Claim of which it has knowledge which is covered by this indemnity to be forwarded to the Indemnitor (a “Notice of Claim”). The failure of the Indemnitee to give a prompt Notice of Claim of any Third Party Claim shall not release, waive or otherwise affect the Indemnitor’s obligations with respect thereto except to the extent that the Indemnitee is actually prejudiced as a result of such failure. Subject to Section 9.5(b), the Indemnitor on behalf of the Indemnitee shall have the right to elect to assume control of the defense of any a Third Party Claim, and, as provided in Section 9.6, the costs and expenses incurred by the Indemnitor in connection with such defense (including attorneys’ fees, other professionals’ and experts’ fees and court or arbitration costs) shall be paid by the Indemnitor. The Indemnitee may participate, through counsel of its own choice and at its own expense, in the defense of any Third- Party Claim.
          (b) With respect to the defense of any Third-Party Claim:
          (i) the Indemnitor shall not be entitled to assume or continue control of such defense and shall pay the costs and expenses incurred by the Indemnitee in connection with such defense if (A) the claim for indemnification relates to or arises in connection with any criminal proceeding, action, indictment or investigation; (B) the claim seeks an injunction or equitable relief against the Indemnitee (or against Buyer, the Company or any of its Subsidiaries, if the Indemnitee is an Buyer Indemnified Person), and such injunction or equitable relief, if granted, would be materially detrimental to or materially injure Buyer’s or the Company’s future business prospects (C) a conflict of interest exists between the Indemnitor and the Indemnitee; or (D) the Indemnitor has materially failed or is failing to defend such claim, and

          (ii) if the claim for indemnification relates to Taxes, the Indemnitor’s rights to control the defense of such matter shall extend only to the specific issue for which indemnification is claimed (and not the entire return or taxable period).
          (c) If the Indemnitor has the right to and does elect to defend any Third-Party Claim, the Indemnitor shall: (i) conduct the defense of such Third-Party Claim actively and diligently and keep the Indemnitee fully informed of material developments in the Third-Party Claim at all stages thereof; (ii) promptly submit to the Indemnitee copies of all pleadings, responsive pleadings, motions and other similar legal documents and papers received or filed in connection therewith; (iii) to the extent practicable permit the Indemnitee and its counsel to confer with the Indemnitor regarding the conduct of the defense thereof; and (iv) permit the Indemnitee and its counsel an opportunity to review all legal papers to be submitted by or behalf of the Indemnitor prior to their submission. Buyer and the Sellers’ Representatives will make available to each other and each other’s counsel and accountants, without charge, all of its or their books and records relating to the Third-Party Claim, and each party (at its own expense) will render to the other party such assistance as may be reasonably required in order to insure the proper and adequate defense thereof and shall furnish such records, information and testimony and attend such conferences, discovery proceedings, hearings, trials and appeals as may be reasonably requested by the other party in connection therewith.
          (d) If the Indemnitor has the right to and does elect to defend any Third-Party Claim, the Indemnitor shall have the right to enter into any settlement of a Third-Party Claim without the consent of the Indemnitee provided that (i) if the Indemnitee is an Buyer Indemnified Person, then either (A) no amount in excess of the Indemnification Basket is payable by such Indemnitee in connection with such settlement or (B) the amount that is payable in connection with such settlement does not exceed the Indemnification Cap or the Fundamental Representations Indemnification Cap, as and if applicable, (ii) if the Indemnitee is a Seller Indemnified Person, then no amount is payable by such Indemnitee in connection with such settlement, (iii) such settlement does not involve any injunctive or other equitable relief or the contractual equivalent thereof binding upon such Indemnitee, and (iv) such settlement expressly and unconditionally releases such Indemnitee from all liabilities and obligations with respect to such claim, with prejudice; provided, further, that no settlement by the Indemnitor of a Third-Party Claim shall limit or reduce the right of the Indemnitee to indemnity hereunder for all Damages they may incur arising out of or resulting from the Third-Party Claim to the extent indemnified in this Article IX.
     SECTION 9.6 Resolution of Notice of Claim. Each Notice of Claim given by Indemnitee shall be resolved as follows:
          (a) If, within 20 Business Days after a Notice of Claim is delivered to the Indemnitor, the Indemnitor agrees in writing that liability for such Claim is indemnified under Section 9.2 or Section 9.3, as applicable, the full amount of the Adverse Consequences specified in the Notice of Claim is agreed to, and that such Notice of Claim is timely, the Indemnitor (on behalf of the Sellers, if the Indemnitee is a Buyer

Indemnified Person) shall be conclusively deemed to have consented to the recovery by the Indemnitee of the full amount of Adverse Consequences specified in the Notice of Claim in accordance with this Article IX.
          (b) If the Indemnitor does not agree in writing to such Notice of Claim or gives the Indemnitee written notice contesting all or any portion of a Notice of Claim (a “Contested Claim”) within the 20 Business Day period specified in Section 9.6(a), then such Contested Claim shall be resolved by either (i) a written settlement agreement executed by the Buyer and the Sellers’ Representatives or (ii) in the absence of such a written settlement agreement by a court of competent jurisdiction.
     SECTION 9.7 Tax Treatment of Indemnification Payments
          Any indemnification payments made pursuant to this Article 9 shall be treated as an adjustment to the Purchase Price for Tax purposes.
ARTICLE X
MISCELLANEOUS
     SECTION 10.1 Certain Definitions. For purposes of this Agreement:
          “Business Day” shall mean any day other than a day on which banks in the State of New York are authorized or obligated to be closed.
          “California Claim” shall mean any claim, costs, expenses or liability arising from, based on or resulting from (i) termination of the Company’s employees in the State of California and the engagement of such employees by the Buyer or an Affiliate of the Buyer as employees, consultants or independent contractors and (ii) the termination of the California Lease provided that any default or liability arising under the California Lease prior to termination is not a California Claim.
          “California Lease” shall mean the lease Suite No. 1750, 222 N. Sepulveda Blvd., El Segundo, California.
          “Closing Time” shall mean 12:01 a.m., Eastern Daylight Time, on the Closing Date.
          “Confidential Information” shall mean the information and data of the Company or any of its Subsidiaries concerning the business or affairs of the Company or any of its Subsidiaries (including the Company’s technology, computer programs, know-how, designs, inventions, methods of doing business and supplier and customer information) (i) which is material nonpublic information, (ii) which is proprietary to the Company or any of its Subsidiaries, (iii) the disclosure of which could reasonably be expected to be detrimental or adverse to the Company or any of its Subsidiaries, (iv) with respect to which the continued success of the Company and its Subsidiaries depends on keeping this information from becoming known to competitors of the Company and its

Subsidiaries, and (v) is or relates to the identity of any present, former or prospective distributors of any of the Company’s or any of its Subsidiaries’ products or services.
          “Equityholder” shall mean a holder of any Equity Securities of the Company or its Subsidiaries, including the holders of any Unit, UAR, or EAR.
          “Equity Securities” of any Person shall mean, as applicable, (a) any capital stock, membership interests or other share capital, (b) any securities directly or indirectly convertible into or exchangeable for any capital stock, membership interests or other share capital or containing any profit participation features, (c) any rights or options directly or indirectly to subscribe for or to purchase any capital stock, membership interests, other share capital or securities containing any profit participation features, or to subscribe for or to purchase any securities directly or indirectly convertible into or exchangeable for any capital stock, membership interests, other share capital or securities containing any profit participation features, (d) any share appreciation rights, phantom share rights or other similar rights, or (e) any Equity Securities issued or issuable with respect to the securities referred to in clauses (a) through (d) above in connection with a combination of shares, recapitalization, merger, consolidation or other reorganization.
          “Escrow Agent” shall mean a mutually agreed upon nationally recognized bank or trust company.
          “Escrow Amount” shall mean $10,000,000.
          “Excluded Claims” shall mean any claim arising from, based on or resulting from (i) an Equityholder for consideration in respect of any Equity Securities of the Company or its Subsidiaries (including as a result of the consideration received in the Restructuring) or (ii) any Taxes arising from or attributable to the Restructuring.
          “Indemnitee” shall mean any Person making a claim for indemnification under Article IX hereof.
          “Indemnitor” shall mean any Person required receiving notice of a claim for indemnification under Article IX hereof.
          “Intercompany Indebtedness” shall mean Indebtedness of the Company or any of its Subsidiaries with respect to which the obligee is any of the Company and or its Subsidiaries.
          “Law” shall mean any constitution, law (including common law), statute, code, ordinance, by-law, rule or regulation or other restriction of any Governmental Authority.
          “Lien” shall mean any lien, security interest, option, right of first refusal, claim, easement, mortgage, charge, indenture, deed of trust, right of way, or other encumbrances.

           “Material Adverse Effect” shall mean a material adverse effect on the business, financial condition or results of operations of the Company and its Subsidiaries, taken as a whole, excluding for such purposes, (i) any change resulting from general economic, financial or market conditions in any of the geographic areas in which the Company or any of its Subsidiaries operates; (ii) conditions caused by acts of terrorism or war (whether or not declared); (iii) any change resulting from conditions or circumstances generally affecting the businesses, industries or competitive environment, as a whole, in which the Company or any of its Subsidiaries operate; (iv) any change resulting from the entering into of this Agreement with Buyer; and (v) any change resulting from any changes in GAAP.
          “Order” shall mean any written order, injunction, judgment, decree, ruling, writ, charge, plan or arbitration award of a Governmental Body.
          “Ordinary Course of Business” shall mean the ordinary and usual course of business consistent with past custom and practice.
          “Studier Employment Agreement” shall mean the Employment Agreement, effective as of June 9, 2003, by and between the Company and Frederick Studier.
          “Studier Payment” shall mean the amount payable as severance or in connection with the termination of the employment of Frederick Studier under the Studier Employment Agreement and any other arrangements between the Company and Frederick Studier.
          “Target Working Capital” shall mean negative Five Million, Eight Hundred and Eighty Two Thousand, Six Hundred dollars ($(5,882,600.00)).
     SECTION 10.2 Notices. All notices, requests, demands, waivers and other communications required or permitted to be given under this Agreement to any party hereunder shall be in writing and deemed given on the date of receipt via (i) personal delivery; (ii) facsimile transmission with confirmation; (iii) overnight courier; or (iv) certified or registered mail, in each case, with delivery fees prepaid, addressed to the following addresses (or at such other address for a party as shall be specified by notice given hereunder).
If to Buyer, to:
Duramed Pharmaceuticals, Inc.
c/o Barr Pharmaceuticals, Inc.
400 Chestnut Ridge Road
Woodcliff Lake, New Jersey 07677
Attn: General Counsel
Telecopy: (888) 843-0563

with copies to:
Kirkland & Ellis LLP
153 East 53rd Street
Citigroup Center
Attn: Frederick Tanne, Esq. & Heidi Matterfis, Esq.
Telecopy: (212) 446-4900
If to the Company, and prior to the Restructuring, to FWH, to:
Copper 380T LLC or FEI Women’s Health, LLC
c/o
Tinicum Capital Partners, L.P.
800 Third Avenue
New York, New York 10022
Attn: Robert J. Kelly
Telecopy: (212) 750-9358
Craig Capital Corporation
25 Perryridge Road,
Greenwich, CT 06830
Attention: Charles S. Craig
Telecopy: (203) 869-8594
               If to any Sellers to the address set forth below such Seller’s name on Exhibit A attached hereto.
with copies, in the case of notice to the Company or any Sellers, to:
Skadden, Arps, Slate, Meagher & Flom LLP
Four Times Square
New York, New York 10036-6522
Attn: Richard J. Grossman, Esq.
Telecopy: (917) 777-2116
     SECTION 10.3 Interpretation.
             (a) When a reference is made to an Article, Section or Schedule, such reference shall be to an Article, Section or Schedule of or to this Agreement unless otherwise indicated. The definitions in this Agreement shall apply equally to both the singular and plural forms of the terms defined. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” The “Knowledge of the Company” shall mean the actual knowledge of the individuals set forth in Section 10.3 of the Company Disclosure Schedule. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provisions of this Agreement.
          (b) Notwithstanding anything to the contrary herein, the Sellers and the Company shall be liable to the Buyer and the Buyer shall be entitled to claim that any representation or warranty of the Company or the Sellers has been breached on account of (i) any fact, matter or circumstance which the Buyer was aware of on or before the date hereof or (ii) any fact, matter or circumstance which the Buyer becomes aware of between the date of this Agreement and the Closing Date.
     SECTION 10.4 Amendments, Modification and Waiver.
          (a) This Agreement, and the terms and provisions hereof, may not be modified, waived or amended except by an instrument or instruments in writing signed by the party against whom enforcement of any such modification or amendment is sought (or, in the case of a waiver, by the intended beneficiary of the waived term or provision); provided, however, that the Sellers hereby agree that an amendment, waiver or modification may be enforced against all Sellers if the Sellers’ Representatives has signed such amendment, waiver or modification and such amendment, waiver or modification affects all Sellers in the same manner.
          (b) No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by law.
     SECTION 10.5 Expenses. Except as otherwise provided herein, each party shall pay its own costs and expenses incurred in connection with this Agreement. Notwithstanding the foregoing, Buyer shall be responsible for paying all fees, costs and expenses relating to filings under the HSR Act or any other competition or antitrust law in relevant jurisdictions. The Buyer and the Equityholders (including the Sellers’ Representatives) agree and acknowledge that the Sellers’ Representatives shall, to the extent not previously paid by the Company, direct the Buyer to pay a portion of the Purchase Price at Closing to certain third parties (e.g., the Company’s counsel, financial advisor (including the fees payable to Lehman Brothers and Skadden, Arps, Slate, Meagher & Flom LLP), accountant, etc.) for purposes of paying the costs and expenses incurred by the Company in connection with this Agreement and the sale process conducted by Lehman Brothers; any fees not so paid shall be accrued as a liability on the Working Capital included in the Closing Statement.
     SECTION 10.6 Sellers’ Representatives. Each Seller, EAR holder and UAR holder hereby authorizes, directs and appoints Tinicum and Craig Capital, acting in concert, to act as sole and exclusive agent, attorney-in-fact and representative (the “Sellers’Representatives”) and authorizes and directs the Sellers’ Representatives to (i) take any and all actions (including, without limitation, making representations and warranties, executing and delivering any documents, incurring any costs and expenses on behalf of the Sellers, EAR holders and UAR holders, and making any and all determinations, including, without limitation, determinations with respect to the Working Capital adjustment) which may be required or permitted by this Agreement to be taken by the Sellers, EAR holders and UAR holders; (ii) exercise such other rights, power and authority, as are authorized, delegated and granted to the Sellers’ Representatives pursuant to this Agreement; (iii) exercise such rights, power and authority as are incidental to the foregoing; and (iv) enter into Contribution Agreements (as defined in Section 5.10 hereof) and exercise such rights, power and authority as are authorized, delegated and granted to the Sellers’ Representatives pursuant to the Contribution Agreements. Any such actions taken, exercises of rights, power or authority, and any decision or determination made by the Sellers’ Representatives consistent therewith, shall be absolutely and irrevocably binding on each Seller, EAR holder and UAR holder as if such Persons personally had taken such action, exercised such rights, power or authority or made such decision or determination in such Seller’s capacity. Each Seller, EAR holder and UAR holder hereby releases and forever discharges Sellers’ Representatives of (i) any liability resulting from any and all actions of the Sellers’ Representatives, other than liability resulting from Sellers’ Representatives willful misconduct, and (ii) any other obligations of whatever kind, known or unknown, arising from or related to actions taken by Sellers’ Representatives on behalf of such Seller, EAR holder or UAR holder pursuant to this Agreement. Notwithstanding anything to the contrary in this Section 10.6, nothing in this Section 10.6 shall obligate Tinicum or Craig Capital to act, collectively or individually, as sole and exclusive agent, attorney-in-fact and representative on behalf of the Sellers, EAR and UAR holders. In the event that Tinicum or Craig Capital chooses not to act as Sellers’ Representatives as to any issue relating to the transactions contemplated by this Agreement, Tinicum or Craig Capital shall provide written notice to all Sellers, and each other, of such decision. Tinicum’s or Craig Capital’s decision to refrain from acting as Sellers’ Representatives as to any issue shall in no way affect its authority to act as Sellers’ Representatives as to any other matter within the grant of authority set forth in this Section 10.6 Each Seller, EAR holder and UAR holder shall be responsible for his, her and its share of the Sellers’ Representatives’ expenses in its capacity as such. Buyer may assume and treat every notice, payment or any other action direct to the Sellers’ Representatives as if such notice, payment or other action had been directed to each Seller, EAR holder and UAR holder.
     SECTION 10.7 Successors and Assigns; Binding Effect. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned, directly or indirectly, including, without limitation, by operation of law, by any party hereto without the prior written consent of the other parties hereto; provided that Buyer may assign this Agreement and its rights and obligations hereunder (a) prior to the Closing to any Affiliate of Buyer (provided that no such assignment shall relieve Buyer from its obligations hereunder) and (b) following the Closing to any Person or Persons without the consent of the other parties hereto (provided that no such assignment shall relieve Buyer from its obligations hereunder); provided that, prior to Closing, in no event shall Buyer be permitted to assign this Agreement and its rights and obligations hereunder if such assignment would violate or jeopardize any consent to this transaction obtained by the Population Council or the terms of any guarantee given by Barr, Buyer or any other entity regarding the Population Council Agreement. Subject to the preceding sentence and notwithstanding anything to the contrary, this Agreement and all of the provisions hereof shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns.
     SECTION 10.8 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware (regardless of the laws that might otherwise govern under applicable principles of choice of laws or conflicts of laws of the State of Delaware or any other jurisdiction) as to all matters, including, but not limited to, matters of validity, construction, effect, performance and remedies.
     SECTION 10.9 Jurisdiction: Forum.
          (a) By the execution and delivery of this Agreement, the Buyer, the Sellers, the Company and, prior to the Restructuring, FWH submit to the personal jurisdiction of any state or federal court in the State of Delaware in any suit or proceeding arising out of or relating to this Agreement.
          (b) The parties hereto agree that the appropriate and exclusive forum for any disputes between any of the parties hereto arising out of this Agreement or the transactions contemplated hereby shall be in any state or federal court in the State of Delaware. The parties hereto further agree that the parties will not bring suit with respect to any disputes arising out of this Agreement or the transactions contemplated hereby in any court or jurisdiction other than the above specified courts; provided, however, that the foregoing shall not limit the rights of the parties to obtain execution of judgment in any other jurisdiction. The parties hereto further agree, to the extent permitted by law, that final and unappealable judgment against a party in any action or proceeding contemplated above shall be conclusive and may be enforced in any other jurisdiction within or outside the United States by suit on the judgment, a certified or exemplified copy of which shall be conclusive evidence of the fact and amount of such judgment.
     SECTION 10.10 Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law, or public policy, all other conditions and provision of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated herein is not affected in any manner materially adverse to any party hereto. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner.
     SECTION 10.11 Third Party Beneficiaries. Nothing in this Agreement, express or implied, is intended or shall be construed to create any third party beneficiaries, except for the provisions of Section 5.3 hereof which may be enforced by the beneficiaries thereof.
     SECTION 10.12 Schedules.

          (a) Disclosure of any fact or item in any section of the Company Disclosure Schedule, the Sellers Disclosure Schedule or the Buyer Disclosure Schedule hereto referenced by a particular paragraph or section in this Agreement shall, should the existence of the fact or item or its contents be readily apparent to be relevant to any other paragraph or section, be deemed to be disclosed with respect to that other paragraph or section whether or not an explicit cross-reference appears.
          (b) Certain of the representations and warranties set forth in this Agreement contemplate that there will be included in the Company Disclosure Schedule, the Sellers Disclosure Schedule or the Buyer Disclosure Schedule information that might be “material” or have a “material adverse effect.” The Company, Sellers or Buyer may, at their option, include in such schedules items that are not material or are not likely to have a material adverse effect, and, in order to avoid any misunderstanding, any such inclusion shall not be deemed to be an acknowledgment or representation that such items are material or would have a material effect, to establish any standard of materiality or material adverse effect, or to define further the meaning of such terms for purposes of this Agreement.
     SECTION 10.13 Entire Agreement. This Agreement and the Confidentiality Agreement, including any exhibits or schedules to this Agreement or the Confidentiality Agreement, constitute the entire agreement among the parties hereto with respect to the subject matter hereof and supersede all other prior agreements or understandings, both written and oral, between the parties or any of them with respect to the subject matter hereof. The only representations and warranties made by the parties hereto with respect to the subject matter hereof are the representations and warranties contained in or made pursuant to this Agreement.
     SECTION 10.14 Counterparts. This Agreement may be signed in any number of counterparts, each of which shall be deemed an original, with the same effect as if the signatures were upon the same instrument.
     SECTION 10.15 Waiver of Jury Trial. TO THE EXTENT NOT PROHIBITED BY APPLICABLE LAW WHICH CANNOT BE WAIVED, EACH PARTY HERETO HEREBY WAIVES AND COVENANTS THAT IT WILL NOT ASSERT (WHETHER AS PLAINTIFF, DEFENDANT OR OTHERWISE) ANY RIGHT TO TRIAL BY JURY IN ANY FORUM IN RESPECT OF ANY ISSUE OR ACTION, CLAIM, CAUSE OF ACTION OR SUIT (IN CONTRACT, TORT OR OTHERWISE) INQUIRY, PROCEEDING OR INVESTIGATION ARISING OUT OF OR BASED UPON THIS AGREEMENT OR THE SUBJECT MATTER HEREOF OR IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE TRANSACTIONS CONTEMPLATED HEREBY, IN EACH CASE WHETHER NOW EXISTING OR HEREAFTER ARISING.

          IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the date and year first above written.

COPPER 380T, LLC

By:	/s/ C.S CRAIG Name: C.S. Craig
Title: CO-CHAIRMAN

FEI WOMEN’S HEALTH. L.L.C

By:	/s/ C.S CRAIG Name: C.S. Craig
Title: CO-CHAIRMAN

DURAMED PHARMACEUTICALS, INC.

By:	/s/ Paul M. Bismo Name: Paul M. Bismo
Title: President

SELLERS:

TINICUM CAPITAL PARTNERS, LP

By:	/s/ ROBERT J. KELLY Name: Robert J. Kelly
Title: Co-Chairman

TINICUM CAPITAL PARTNERS PARALLEL FUND, LP

By:	/s/ ROBERT J. KELLY Name: Robert J. Kelly
Title: Co-Chairman

TINICUM CAPITAL PARTNERS EXECUTIVE FUND I, LLC

By:	/s/ ROBERT J. KELLY
Name: Robert J. Kelly
Title: Co-Chairman

CHARLES S. CRAIGROLLOVER IRA

By:	/s/ C.S. CRAIG
Name: C.S. Craig
Title: Trustee

CHARLES S. CRAIG SEP IRA

By:	/s/ C.S. CRAIG
Name: C.S. Craig
Title: Trustee

C.S. CRAIG FAMILY LIMITED PARTNERSHIP CRAIG FAMILY HOLDINGS LLC AS GENERAL PARTNER

By:	/s/ C.S. CRAIG
Name: C.S. Craig
Title: MANAGER

C.S. CRAIG FAMILY FOUNDATION

By:	/s/ C.S. CRAIG
Name: C.S. Craig
Title: CHAIRMAN

CHARLES S. CRAIG SEP IRA

By:

Name: Title:

C.S. CRAIG FAMILY LIMITED PARTNERSHIP

By:

Name:
Title:

C.S. CRAIG FAMILY FOUNDATION

By:

Name:
Title:

11/24/87 TRUST FBO KERWELYN C. CRAIG

By:	/s/ Cynthia C. Harwood

	Name:	Cynthia C. Harwood
	Title:	Trustee

12/17/86 TRUST FBO NEDENIA H. CRAIG

By:	/s/ Cynthia C. Harwood

	Name:	Cynthia C. Harwood
	Title:	Trustee

CCC INVESTMENT PARTNERS I, LP

By:

Name:
Title:

TANTALLON INVESTORS, LLC

By:

Name:
Title:

CHARLES S. CRAIG SEP IRA

By:

Name: Title:

C.S. CRAIG FAMILY LIMITED PARTNERSHIP

By:

Name:
Title:

C.S. CRAIG FAMILY FOUNDATION

By:

Name:
Title:

11/24/87 TRUST FBO KERWELYN C. CRAIG

By:	/s/ Paul L. Maddock, Jr.

	Name:	Paul L. Maddock. Jr.
	Title:	Trustee

12/17/86 TRUST FBO NEDENIA H. CRAIG

By:	/s/ Paul L. Maddock, Jr.

	Name:	Paul L. Maddock, Jr.
	Title:	Trustee

CCC INVESTMENT PARTNERS I, LP

By:

Name:
Title:

TANTALLON INVESTORS, LLC

By:

Name:
Title:

11/24/87 TRUST FBO KERWELYN C. CRAIG

By:

Name:
Title:

By:

Name:
Title:

12/17/86 TRUST FBO NEDENIA H. CRAIG

By:

Name:
Title:

By:

Name:
Title:

CCC INVESTMENT PARTNERS I, LP CRAIG CAPITAL CORPORATION AS GENERAL PARTNER

By:	/s/ C.S CRAIG
Name: C.S. Craig
Title: CHAIRMAN

CCC INVESTMENT PARTNERS II, LP CRAIG CAPITAL CORPORATION AS GENERAL PARTNER

By:	/s/ C.S CRAIG
Name: C.S. Craig
Title: CHAIRMAN

TANTALLON INVESTORS, LLC

By:

Name:
Title:

CHARLES S. CRAIG SEP IRA

By:

Name:
Title:

C.S, CRAIG FAMILY LIMITED PARTNERSHIP

By:
Name:
Title:

C.S. CRAIG FAMILY FOUNDATION

By:
Name:
Title:

11/24/87 TRUST FBO KERWELYN C. CRAIG

By:
Name:
Title:

12/17/86 TRUST FBO NEDENIA H. CRAIG

By:

Name:
Title:

CCC INVESTMENT PARTNERS I, LP

By:
Name:
Title:

TANTALLON INVESTORS, LLC

By:	/s/ [DAVID D. COLBUAN]
Name: DAVID D. COLBUAN
Title: MANAGER

ABN AMRO	CCC PRIVATE EQUITY INVESTMENTS, INC.

	By:	/s/ Kent A. Hammerstrom

Name: Kent A. Hammerstrom
Title: Vice President

/s/ Michael G. Manasse

Michael G. Manasse

/s/ Alfred C. Zedlitz, III

Alfred C. Zedlitz, III

/s/ Stanley M. Rumbough

Stanley M. Rumbough

SELLERS and UAR Holders:

/s/ Cynthia Ambres

Cynthia Ambres

/s/ Brian Geiger

Brian Geiger

/s/ Jennifer M. Gates

Jennifer M. Gates

/s/ Bruce M. Bronnenkant

Bruce M. Bronnenkant

SELLERS and EAR Holders

/s/ Frederick Studier

Frederick Studier

/s/ James Bloom

James Bloom

EAR Holders

/s/ Scott Coleridge

Scott Coleridge

/s/ Laura MacIssac

Laura MacIssac

/s/ Colleen McKenna

Colleen McKenna

/s/ Dixie Newman

Dixie Newman

UAR Holders

/s/ Marc McDermott

Marc McDermott

/s/ Tom Mehs

Tom Mehs